                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
                                (Rule 14A-101)

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for use of the
                                              Commission only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material under Rule 14a-12.

                                DEERE & COMPANY
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO]

                                DEERE & COMPANY
                             One John Deere Place
                            Moline, Illinois 61265

                          --------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               February 28, 2001

The annual meeting of stockholders of Deere & Company will be held at the principal office of the Company, at One John Deere Place, near Moline, Rock Island County, Illinois, on Wednesday, February 28, 2001, at 10 a.m. Directions to the meeting location appear on the back cover of the proxy statement. The annual meeting is being held to:

  1. Elect directors.

  2. Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on December 31, 2000, are entitled to vote at the meeting.

To be sure that your shares are represented at the meeting, please either complete and promptly mail the enclosed proxy card in the envelope provided for this purpose or vote through the telephone or Internet voting procedures described on the proxy card. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to page 20 of the proxy statement and your proxy card for further information.

                                      For the Board of Directors,
                                      /s/ Michael A. Harring
Moline, Illinois                      Michael A. Harring
January 18, 2001                      Secretary

                            YOUR VOTE IS IMPORTANT

 STOCKHOLDERS ARE URGED TO VOTE BY USING THE CONVENIENCE OF TELEPHONE OR INTERNET VOTING, IF AVAILABLE, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

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                               TABLE OF CONTENTS
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
                                                                            Page
                                                                            ----
Proxy Statement............................................................    1

Election of Directors......................................................    2

Other Matters..............................................................    3

Directors Continuing in Office.............................................    3

Named Executive Officers Who Are Not Directors.............................    4

Certain Business Relationships.............................................    5

Principal Holders of Voting Securities.....................................    5

Committees.................................................................    6

Compensation of Directors..................................................    7

Audit Review Committee Report..............................................    8

Committee on Compensation Report on Executive Compensation.................    9

Comparison of Five-Year Cumulative Total Return............................   13

Compensation of Executive Officers.........................................   14

Stockholder Proposals and Nominations......................................   19

Cost of Solicitation.......................................................   20

Annual Report..............................................................   20

Electronic Access to Proxy Statement and Annual Report.....................   20

Appendix A--Audit Review Committee Charter.................................  A-1

Appendix B--Financial Statements and Related Financial Information

  Statement of Consolidated Income.........................................  B-1

  Consolidated Balance Sheet...............................................  B-3

  Statement of Consolidated Cash Flows.....................................  B-5

  Statement of Changes in Consolidated Stockholders' Equity................  B-7

  Report of Management.....................................................  B-8

  Independent Auditors' Report.............................................  B-8

  Management's Discussion and Analysis (Unaudited).........................  B-9

  Notes to Consolidated Financial Statements............................... B-15

  Selected Financial Data.................................................. B-28

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                                PROXY STATEMENT
-------------------------------------------------------------------------------

TO THE STOCKHOLDERS: The Board of Directors of Deere & Company solicits your proxy, and asks that you vote, sign, date, and promptly mail the enclosed proxy card for use at the annual meeting of stockholders to be held February 28, 2001, and at any adjournment of such meeting. Most stockholders have a choice of voting by using a toll-free telephone number, by voting over the Internet or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 12:01 a.m. eastern standard time on February 28, 2001. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If your shares are held through the Company's Savings and Investment Plan or Tax Deferred Savings Plan For Hourly and Incentive Paid Employees, your proxy instruction card must be received by February 23, 2001, or the shares represented by the card will not be voted. Whether you own few or many shares, your proxy is important in helping to achieve good representation at the meeting.

   If you wish, at any time before your proxy is voted, you may revoke it by written notice to the Company, or by delivery of a later-dated proxy (including a telephone or Internet vote), or by voting in person at the meeting.

   The shares represented by all properly executed proxies will be voted as specified by you. In the absence of direction, properly executed proxies will be voted for the nominees to the Board set forth below.

   The holders of a majority of the Company's outstanding shares, present in person or by proxy, are required for a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. The Company had 234,656,260 shares of common stock outstanding on December 31, 2000. Each share has one vote on each matter to be voted on at the meeting and one vote for each directorship to be filled on the Board of Directors.

   If any nominee for election as a director is unable or declines to accept nomination or election for any reason, the persons designated in your proxy may vote for a substitute.

   A plurality of the votes cast at the meeting is required to elect directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

   The Company's policy is to provide stockholders privacy in voting. All proxy cards and ballots that identify votes of stockholders are held confidential, except: (i) as may be necessary to meet applicable legal requirements; (ii) to allow independent third-parties to solicit, receive, tabulate, and certify the results of the vote; (iii) in cases where stockholders write comments on their proxy cards; and (iv) in contested proxy solicitations in which the opposing party does not also agree to comply with this policy. The tabulator of the votes and at least one of the inspectors of voting are independent of the Company, its officers and directors. The tabulator, the Company's proxy solicitation agent, and the inspectors of voting, including those who are Company employees, are required to comply with the Company's confidentiality guidelines which prohibit disclosure of votes to the Company.

   Stockholders of record at the close of business on December 31, 2000, are entitled to vote. This notice of meeting, proxy statement, and proxy card are being mailed to stockholders on or about January 18, 2001.

                             ELECTION OF DIRECTORS
-------------------------------------------------------------------------------

   Four directors are to be elected for terms expiring at the annual meeting in 2004. The persons named below were recommended by the Corporate Governance Committee and nominated by the Board of Directors. The nominees' principal occupations during the past five or more years, positions with the Company, directorships in other companies, ages, and beneficial ownership of shares, share units, and of exercisable options to purchase shares of the Company at December 31, 2000, appear in that order after their names. As used below "restricted stock" refers to non-transferable stock, issued pursuant to the John Deere Equity Incentive Plan or the Nonemployee Director Stock Ownership Plan, which is subject to risk of forfeiture if certain conditions are not met. "Share units" represent director compensation and earnings thereon deferred pursuant to the Nonemployee Director Deferred Compensation Plan and valued as if invested in shares of the Company. No nominee owned beneficially more than .2% of the shares outstanding on December 31, 2000.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE RECOMMENDED NOMINEES FOR ELECTION AS A DIRECTOR.

             NOMINEES FOR TERMS EXPIRING AT ANNUAL MEETING IN 2004

   Mr. Robert W. Lane Chairman, President and Chief Executive Officer of Deere & Company since August 2000; Chief Executive Officer and President of Deere & Company May 2000 to August 2000; President January 2000 to May 2000; President, Worldwide Agricultural Equipment Division September 1999 to January 2000; prior thereto, Senior Vice President. Director of Deere & Company since May 2000; Chairman of Executive Committee. Age 51. Shares owned, 61,284 (includes 11,835 shares of restricted stock); and shares under exercisable option 251,057.

   Mr. Antonio Madero B. Chairman, President and Chief Executive Officer of SANLUIS Corporacion, S.A. de C. V. (automotive components manufacturing and mining) since 1979. Director of Deere & Company since 1997; member of Audit Review and Pension Plan Oversight Committees. Director of a variety of corporations in Mexico and a member of the International Advisory Council of
J. P. Morgan Chase & Co. Age 63. Shares owned, 3,358 (includes 3,358 shares of restricted stock). Share units owned 2,943.

   Mr. John R. Stafford Chairman and Chief Executive Officer of American Home Products Corporation (pharmaceuticals and consumer health care) since 1986. Director of Deere & Company since 1997; Chair of Committee and Special Subcommittee on Compensation and member of Corporate Governance and Executive Committees. Director of American Home Products Corporation, Honeywell International Inc., J. P. Morgan Chase & Co. and Verizon Communications, Inc. Age 63. Shares owned, 10,509 (includes 3,509 shares of restricted stock). Share units owned 2,688.

   Mr. John R. Walter Chairman of Manpower Inc. (temporary staffing) since April 1999; President and Chief Operating Officer of AT&T Corp. (telecommunications) November 1996 to July 1997; prior thereto, Chairman, President and Chief Executive Officer of R. R. Donnelley & Sons Company (print and digital information management, reproduction and distribution). Director of Deere & Company since 1991; member of Committee and Special Subcommittee on Compensation and Corporate Governance Committee. Director of Abbott Laboratories, Applied Graphics Technologies, Inc., Celestica Inc., Jones Lang LaSalle Incorporated, Manpower Inc. and Ultimate Software Group, Inc. Age 53. Shares owned, 6,959 (includes 6,059 shares of restricted stock).

                                 OTHER MATTERS
-------------------------------------------------------------------------------

   After the deadline for inclusion of stockholder proposals in the Company's proxy statement established by Rule 14a-8 ("Rule 14a-8") under the Securities Exchange Act of 1934 ("Exchange Act") the Company received two proposals. Mr. Steve Baugher submitted a proposal that the Company provide all stockholders of record a copy of certain rules and regulations concerning stockholder proposals. Such rules and regulations are publicly available. Mr. Joseph Albrecht submitted a proposal requiring that certain customer equipment problems be settled as specified in his proposal. If properly brought before the meeting, the persons named in the proxy will vote against each of the proposals. Mr. David L. Duffek submitted a nomination of Mr. Melroy Buhr for election to the Board of Directors. The persons named in the proxy will vote for the individuals nominated by the Board of Directors.

   The Board of Directors is not aware of any other matters that will come before the meeting. However, if any other proper business should come before the meeting, your proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment.

                        DIRECTORS CONTINUING IN OFFICE
-------------------------------------------------------------------------------

   The eight persons named below are now serving as directors of the Company for terms expiring at the annual meetings in 2002 and 2003 as indicated. Their principal occupations during the past five or more years, positions with the Company, directorships in other companies, ages, and beneficial ownership of shares, including restricted shares, share units, and of exercisable options to purchase shares of the Company at December 31, 2000, appear in that order after their names. As used below "restricted stock" refers to non-transferable stock issued pursuant to the Nonemployee Director Stock Ownership Plan, which is subject to risk of forfeiture if certain conditions are not met. "Share units" represent director compensation and earnings thereon deferred pursuant to the Nonemployee Director Deferred Compensation Plan and valued as if invested in shares of the Company. No director continuing in office owned beneficially more than .1% of the shares outstanding on December 31, 2000.

                   TERMS EXPIRING AT ANNUAL MEETING IN 2002

   Mr. John R. Block President of Food Distributors International (formerly the National-American Wholesale Grocers' Association) since 1986; prior thereto, United States Secretary of Agriculture; part owner and operator of Block Farms (farming). Director of Deere & Company since 1986: member of Committee and Special Subcommittee on Compensation and Pension Plan Oversight Committee. Director of Archer-Daniels-Midland Company and Hormel Foods Corporation. Age 65. Shares owned, 7,259 (includes 6,659 shares of restricted stock). Share units owned 8,041.

   Mr. T. Kevin Dunnigan Chairman, Chief Executive Officer and President of Thomas & Betts Corporation (electrical components) since August 2000; Retired Chairman of Thomas & Betts Corporation May 2000 to August 2000; Chairman 1997 to May 2000; prior thereto, Chairman and Chief Executive Officer. Director of Deere & Company since May 2000; member of Audit Review and Corporate Governance Committees. Director of C. R. Bard, Inc. and Thomas & Betts Corporation. Age 62. Shares owned, 3,225 (includes 1,225 shares of restricted stock).

   Prof. Regina E. Herzlinger Nancy R. McPherson Professor of Business Administration at the Harvard Business School since 1971. Director of Deere & Company since 1993; Chair of Corporate Governance Committee and member of Audit Review and Executive Committees. Director of Cardinal

Health, Inc., C. R. Bard, Inc., Nanogen, Inc. and Schering-Plough Corporation. Age 57. Shares owned, 6,659 (includes 6,659 shares of restricted stock). Share units owned 8,546.

   Dr. Arnold R. Weber President Emeritus of Northwestern University, Evanston, Illinois since 1998; Chancellor of Northwestern University 1995 to 1998; prior thereto, President. Director of Deere & Company since 1994; member of Committee and Special Subcommittee on Compensation and Pension Plan Oversight Committee. Director of Aon Corporation, Burlington Northern Santa Fe Corporation, Diamond Technology Partners Incorporated and Tribune Company. Age
71. Shares owned, 6,359 (includes 5,759 shares of restricted stock). Share units owned 1,486.

                   TERMS EXPIRING AT ANNUAL MEETING IN 2003

   Mrs. Crandall C. Bowles Chairman, President and Chief Executive Officer of Springs Industries, Inc. (textiles) since April 1998; President and Chief Executive Officer of Springs Industries, Inc. December 1997 to April 1998; President and Chief Operating Officer January to December 1997; prior thereto, Executive Vice President. Director of Deere & Company from 1990 to 1994 and since 1999; member of Committee on Compensation and Corporate Governance Committee. Director of Springs Industries, Inc. Age 53. Shares owned, 3,397 (includes 1,997 shares of restricted stock). Share units owned 781.

   Mr. Leonard A. Hadley President and Chief Executive Officer of Maytag Corporation (appliances) since November 2000; Retired Chairman and Chief Executive Officer of Maytag Corporation August 1999 to November 2000; prior thereto, Chairman and Chief Executive Officer. Director of Deere & Company since 1994; Chair of Audit Review Committee and member of Executive and Pension Plan Oversight Committees. Director of H Power Corp., Maytag Corporation and Snap-on Incorporated. Age 66. Shares owned, 5,159 (includes 5,159 shares of restricted stock). Share units owned 11,267.

   Mr. Arthur L. Kelly Managing Partner of KEL Enterprises L.P. (holding and investment partnership) since 1983. Director of Deere & Company since 1993; Chair of Pension Plan Oversight Committee and member of Audit Review and Executive Committees. Director of BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., HomePlace of America, Inc., The Northern Trust Corporation, Snap-on Incorporated and Thyssen-Krupp Industries A.G. Age 63. Shares owned, 11,948 (includes 5,858 shares of restricted stock). Share units owned 2,635.

   Mr. Thomas H. Patrick Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. (financial services) since February 2000; Executive Vice President of Merrill Lynch & Co., Inc. 1989 to February 2000; and Chairman of the Special Advisory Services Group and Member of the Office of the Chairman of Merrill Lynch & Co., Inc. from 1994 to 1999. Director of Deere & Company since February 2000; member of Committee on Compensation and Pension Plan Oversight Committee. Director of Baldwin & Lyons, Inc. and Comdisco, Inc. Age 57. Shares owned, 11,665 (includes 1,665 shares of restricted stock). Share units owned 1,316.

                NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
-------------------------------------------------------------------------------

   The five persons named below are the executive officers named in the Summary Compensation Table who are not directors of the Company. Their positions with the Company during the past five or more years, ages and beneficial ownership of shares, including restricted shares and of exercisable options to purchase shares of the Company at December 31, 2000, appear in that order after their names. As used below "restricted stock" refers to non-transferable stock, issued pursuant to the John Deere Restricted Stock Plan or the John Deere Equity Incentive Plan, which is subject to risk of forfeiture if certain conditions are not met. No named executive officer owned beneficially more than .7% of the shares outstanding on December 31, 2000.

   Mr. Hans W. Becherer Retired Chairman and Chief Executive Officer of Deere & Company since August 2000; prior thereto, Chairman and Chief Executive Officer of Deere & Company. Age 66. Shares owned, 219,542 (includes 46,111 shares of restricted stock); and shares under exercisable option 1,284,977.

   Mr. Fred F. Korndorf President, Worldwide Agricultural Equipment Division since January 2000; President, Worldwide Commercial and Consumer Equipment Division and Deere Power Systems Group 1996 to 2000; President, Worldwide Industrial Equipment Division 1995 to 1996; prior thereto, Senior Vice President. Age 51. Shares owned, 78,350 (includes 47,595 shares of restricted stock); and shares under exercisable option 299,972.

   Mr. Pierre E. Leroy President, Worldwide Construction Equipment Division and Deere Power Systems Group since February 2000; President, Worldwide Construction Equipment Division 1996 to 2000; prior thereto, Senior Vice President and Chief Financial Officer. Age 52. Shares owned, 96,600 (includes 47,595 shares of restricted stock); and shares under exercisable option 260,412.

   Mr. John K. Lawson Senior Vice President since 1996; prior thereto, President, Worldwide Lawn & Grounds Care Division and Deere Power Systems Group. Age 60. Shares owned, 67,268 (includes 26,459 shares of restricted stock and 8,520 shares over which Mr. Lawson shares the power over voting and disposition); and shares under exercisable option 256,087.

   Mr. Michael P. Orr President, Financial Services Division since 1997; prior thereto, Vice President of Deere & Company and President and Chief Operating Officer of John Deere Credit Company. Age 53. Shares owned, 71,641 (includes 47,416 shares of restricted stock); and shares under exercisable option 108,891.

   At December 31, 2000, directors and executive officers as a group (20 persons), beneficially owned an aggregate of 1,897,637 shares (0.81%) of common stock of the Company. This total includes: 187,574 shares held with sole power over voting and disposition; 65,000 shares held with shared power over voting or disposition; 129,899 shares of restricted stock under the John Deere Restricted Stock Plan; 80,367 shares of restricted stock under the John Deere Equity Incentive Plan; 47,907 shares of restricted stock under the Nonemployee Director Stock Ownership Plan; and 1,386,890 shares represented by exercisable stock options.

                        CERTAIN BUSINESS RELATIONSHIPS
-------------------------------------------------------------------------------

   Mr. Thomas H. Patrick, a director of the Company, is an Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. During fiscal 2000, the Company engaged Merrill Lynch & Co., Inc. and certain of its subsidiaries to provide, in the ordinary course of business, investment banking, financial advisory and other services. The Company expects to engage such firm for similar services during fiscal 2001.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES
-------------------------------------------------------------------------------

   Listed below are certain persons who, to the knowledge of the Company, own beneficially more than five percent of the Company's Common Stock. This information is based on information supplied by such persons and in reports of institutional investment managers filed with the Securities and Exchange Commission.

   As of September 30, 2000, Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071 ("Capital"), held 18,640,000 shares (or approximately 7.9%) of the Company. Capital is not the ultimate owner of these shares, but holds them on behalf of institutional and individual investors. Capital disclaims beneficial ownership of such shares and has no voting power with respect to such shares. Capital has the sole power to dispose or direct the disposition of such shares.

   As of September 30, 2000, Massachusetts Financial Services Company, 500 Boylston Street, Boston, Massachusetts 02116-3741 ("MFS") beneficially owned, 14,266,516 shares (or approximately 6.1%) of the Company as a result of its serving as investment advisor to various registered investment companies and funds. MFS is not the ultimate owner of such shares, but holds them on behalf of institutional and individual investors. MFS has sole voting power with respect to 14,098,746 shares and sole dispositive power with respect to 14,264,076 shares.

   As of September 30, 2000, FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109-3614, beneficially owned, on behalf of its subsidiaries Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited, 12,545,515 shares (or approximately 5.3%) of the Company. This number includes: 12,090,370 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various registered investment companies and funds; 350,345 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as investment manager for institutional accounts; and 104,800 shares beneficially owned by Fidelity International Limited, as a result of it providing investment and advisory services to foreign investment companies and institutional investors. FMR Corp.'s beneficial ownership of Company shares arises in the context of passive investment activities only by various institutional investment accounts managed by FMR Corp. and its subsidiaries. FMR Corp. has sole voting power with respect to 455,145 shares and sole dispositive power with respect to all the shares it beneficially owns.

                                  COMMITTEES
-------------------------------------------------------------------------------

   The Board of Directors of the Company, which met five times during the 2000 fiscal year, has delegated some of its authority to six committees of the Board. These are the Executive Committee, the Committee on Compensation, the Special Subcommittee of the Committee on Compensation, the Corporate Governance Committee, the Pension Plan Oversight Committee, and the Audit Review Committee. During the 2000 fiscal year, all of the directors attended 75% or more of the meetings of the Board of Directors and Committees on which they served.

   The Committee on Compensation, which met four times during the 2000 fiscal year, currently consists of John R. Stafford (Chair), John R. Block, Crandall
C. Bowles, Thomas H. Patrick, John R. Walter, and Dr. Arnold R. Weber. The Committee has responsibility with respect to compensation matters involving senior officers of the Company. The annual report of the Committee on Compensation is set forth below.

   The Special Subcommittee of the Committee on Compensation, which met four times during the 2000 fiscal year, currently consists of John R. Stafford (Chair), John R. Block, John R. Walter, and Dr. Arnold R. Weber. The Subcommittee was established to assure continued compliance with regulations regarding executive compensation approval and consists of directors who are independent of the Company. The Subcommittee has responsibility for reviewing and approving compensation plans, grants, and awards involving officers of the Company. The Subcommittee also may consider such other matters as are referred to it by the Committee on Compensation.

   The Corporate Governance Committee, which met twice during the 2000 fiscal year, currently consists of Regina E. Herzlinger (Chair), Crandall C. Bowles,
T. Kevin Dunnigan, John R. Stafford, and John R. Walter. The responsibilities of the Corporate Governance Committee are to recommend and monitor policies and procedures relating to corporate governance, to recommend to the Board individuals for nomination or election to the Board, to ensure that the Chair periodically reviews the

Company's plans regarding succession of senior management with the Committee and with all other independent directors, to make recommendations concerning the size, composition, committee structure, and fees for the Board and criteria relating to tenure and retention of directors and to review and report to the Board on the performance and effectiveness of the Board. The Committee will consider individuals recommended for nomination by stockholders in accordance with the procedures described under "Stockholder Proposals and Nominations."

   The Pension Plan Oversight Committee, which met twice during the 2000 fiscal year, currently consists of Arthur L. Kelly (Chair), John R. Block, Leonard A. Hadley, Antonio Madero B., Thomas H. Patrick and Dr. Arnold R. Weber. The Committee reviews asset allocation, actuarial assumptions, funding policies, and the performance of trustees, investment managers, and actuaries, for the Company's pension and retirement plans. The Committee also has authority to make substantive amendments and modifications to the pension and retirement plans. The Committee reports to the Board on its activities.

   The Audit Review Committee, which met three times during the 2000 fiscal year, currently consists of Leonard A. Hadley (Chair), T. Kevin Dunnigan, Regina E. Herzlinger, Arthur L. Kelly, and Antonio Madero B. The Committee recommends to the Board a firm of independent certified public accountants to audit the annual financial statements, determines whether to recommend that the financial statements be included in the Company's annual report filed with the Securities and Exchange Commission, approves in advance the scope of the audit, reviews the independence of the certified public accountants, reviews with the independent auditors the financial statements and their audit report, reviews the Company's procedures relating to business ethics, consults with the internal audit staff and reviews management's administration of the system of internal accounting controls, and reviews the adequacy of the Committee charter. The Committee reports to the Board on its activities and findings. The Board has adopted a written charter for the Audit Review Committee. A copy of the charter is attached hereto as an appendix. The annual report of the Audit Review Committee is set forth below.

   In accordance with the recommendation of the Audit Review Committee, the firm of Deloitte & Touche llp has been appointed by the Board of Directors as independent certified public accountants to examine the financial statements of the Company for the 2001 fiscal year. A representative of Deloitte & Touche llp is expected to be present at the stockholders' meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

                           COMPENSATION OF DIRECTORS
-------------------------------------------------------------------------------

   Directors who are not employees of the Company receive a single annual retainer of $60,000 for serving as directors. There are no additional committee retainers or meeting fees. Directors may elect to defer a part or all of their annual retainers pursuant to the Company's Nonemployee Director Deferred Compensation Plan. Deferrals are invested in an interest-bearing account or in a Company stock equivalent investment alternative at the election of the director.

   Nonemployee directors also are awarded $60,000 of restricted shares of common stock of the Company upon election to the Board and annually thereafter. A person who becomes a nonemployee director between annual meetings or who serves a partial term will receive a prorated grant. The restricted shares may not be sold, pledged, assigned, gifted, or otherwise alienated or hypothecated and are subject to forfeiture until the expiration of the restriction period, which ends upon the nonemployee directors' retirement from the Board, permanent and total disability, death or a change in control of the Company. While the restrictions are in effect, the nonemployee directors are entitled to vote the shares and receive dividends.

                           -------------------------

   The report of the Audit Review Committee, the report of the Committee on Compensation and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

                           -------------------------

                         AUDIT REVIEW COMMITTEE REPORT
-------------------------------------------------------------------------------

To the Board of Directors:                                     December 6, 2000

   The Audit Review Committee consists of the following members of the Board of Directors: Leonard A. Hadley (Chair), T. Kevin Dunnigan, Regina E. Herzlinger, Arthur L. Kelly, and Antonio Madero B. Each of the members is independent as defined under the rules of the New York Stock Exchange.

   We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended October 31, 2000.

   We have discussed with the independent auditors, Deloitte & Touche llp, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   We have received and reviewed the written disclosures and the letter from Deloitte & Touche llp required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

   Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000 for filing with the Securities and Exchange Commission.

                             Audit Review Committee
                             Leonard A. Hadley (Chair)
                             T. Kevin Dunnigan
                             Regina E. Herzlinger
                             Arthur L. Kelly
                             Antonio Madero B.

                           COMMITTEE ON COMPENSATION
                       REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

Compensation Philosophy

   The Committee on Compensation of the Board (the "Committee") is committed to providing a total compensation program that supports the Company's business strategy and culture, and creates a commonality of interest with the Company's stockholders. The Committee is responsible for the oversight of executive compensation and reviews the Company's compensation program on an ongoing basis. No member of the Committee is a former or current officer of the Company or any of its subsidiaries.

   The overall philosophy of the Committee regarding executive compensation can be summarized as follows:

  . Provide a target total reward opportunity that is sufficiently competitive to attract and retain high caliber executives. In general, this involves a target total pay structure that is between the median and 75th percentile of pay levels available at a comparable group of large, diversified companies;

  . Link a meaningful portion of the total compensation opportunity to performance-based incentives consistent with the creation of stockholder value and the Company's long-term strategic goals;

  . Provide for meaningful risk as well as reward in order to penalize substandard performance while encouraging superior performance and recognizing the cyclical nature of the Company's core businesses;

  . Provide flexibility to recognize, differentiate and reward individual performance; and

  . Structure the program to be positively regarded by the Company's stockholders, employees, the financial community and the public in general, as well as by the eligible executive management.

   The Revenue Reconciliation Act of 1993 placed certain limits on the tax deductibility of non-performance-based executive compensation. The Committee intends that, to the extent practicable, executive compensation be deductible for federal income tax purposes provided doing so would be consistent with the other compensation objectives. For this reason, at the 2000 annual meeting stockholders approved the John Deere Omnibus Equity and Incentive Plan (the "Omnibus Plan") and re-approved the performance goals under the John Deere Performance Bonus Plan (the "Bonus Plan") and the John Deere Equity Incentive Plan (the "Equity Incentive Plan"). Each of these plans was designed to meet the compensation objectives and to comply with the requirements for tax deductibility.

   The specific practices surrounding each component of the Company's executive compensation program are described in the following paragraphs.

Base Salary

   It is the Committee's policy to position the base salaries of the Company's executives at approximately the median level of base salaries provided to comparable positions within a peer group of companies which share some combination of the following characteristics with the Company: comparable sales volumes; similar products and services; a similar commitment to manufacturing as a core activity; and a comparable global presence. Currently, this peer group consists of 28 companies, two of which are also included among the four companies, other than the Company, that comprise the

S&P Diversified Machinery Group Index used in the performance graph following this report. It is the Committee's view that this larger peer group provides a more appropriate and reliable benchmark for assessing competitive levels of compensation than the limited number of companies within the S&P Diversified Machinery Group Index.

   The Committee annually reviews the base salary of each executive officer of the Company, including Mr. Lane, the Chief Executive Officer ("CEO"). In determining salary adjustments for the Company's executives (including Mr. Lane and the other executive officers named in the Summary Compensation Table), the Committee takes into consideration various factors, including individual performance; the financial and operational performance of the activities directed by the executive (including profitability under prevailing business conditions, performance against budget, customer satisfaction, and innovation); experience; time in position; future potential; responsibility; and the executive's current salary in relation to the executive's salary range and the median salary practices of the peer group. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered. Peer group salary data for comparable-level positions are provided annually to the Committee by an outside compensation consultant.

   Mr. Lane's base salary for fiscal 2000 was below the peer group median as it was his initial year as Chairman, President and CEO. Mr. Lane was elected CEO in May 2000 and received a base salary of $619,076 for fiscal 2000. For fiscal 2000, the base salaries of Mr. Becherer and the other executive officers named in the Summary Compensation Table were essentially equal to the peer group median and generally consistent with the base salary philosophy established by the Committee. Mr. Becherer retired as Chairman of the Board in August 2000. Mr. Becherer received a base salary of $1,029,789 for fiscal 1999 and $1,027,347 for fiscal 2000.

Short-Term Incentives

   A substantial portion of the Company's executive compensation package is contingent upon the Company attaining preestablished financial goals under the Bonus Plan. Each year in which these goals are achieved, the compensation of all salaried employees (including Mr. Lane and the other executive officers named in the Summary Compensation Table) is supplemented by fiscal year-end payments under the Bonus Plan. The amount of these payments (if any) depends upon the Company's pre-bonus and pre-extraordinary item return on average assets for the year, the Company's achievement of cost reduction goals, the position and salary of the employee and any other performance goals established by the employee's division. For fiscal 2000 and 2001, each of the equipment divisions also established goals based on increasing sales or market share. In addition, the Committee can decrease or eliminate awards to designated senior officers of the Company, and can increase or decrease awards to other salaried employees.

   When added to base salary, target awards under the Bonus Plan for the Company's executives are structured to provide median annual cash compensation relative to the peer group companies. The target award is 100% of base salary for the CEO and 60% to 65% of base salary for other senior officers. For fiscal 2000, the maximum return on assets goal was 10.5% and the return on asset calculation was revised to take into account growth through acquisitions. No bonus payment was available if minimum performance thresholds were not achieved. For 2000 the Company's return on average consolidated assets calculated in accordance with the Bonus Plan was 6.14%. The target cost reduction goal and the target sales and market share goals were exceeded. Accordingly, for 2000, Mr. Lane and Mr. Becherer received annual performance bonus payments of $670,932 and $1,210,492 respectively or approximately 111% and 121% respectively of their base salaries. The other senior officers also received near target annual performance bonus payments.

   For fiscal 2001, the target award under the Bonus Plan for senior officers other than the CEO has been increased to 65% to 70% of base salary to maintain competitive market position. In all other respects, the annual performance Bonus Plan for fiscal 2001 is the same as for fiscal 2000.

   In addition to the above performance Bonus Plan payments, the CEO is authorized to grant discretionary bonuses to selected employees in recognition of outstanding achievement. Such bonuses may not exceed 20% of annual base salary except in highly unusual circumstances. No such discretionary bonuses were granted for fiscal 2000.

Long-Term Incentives

   The Company's long-term incentives for executive officers have been comprised of annual grants of market-priced and premium-priced stock options under the John Deere Stock Option Plan and the Omnibus Plan and biennial grants of equity incentive restricted shares under the Equity Incentive Plan. Grants under these plans are intended to promote the creation of sustained stockholder value, encourage ownership of Company stock, foster teamwork and retain high caliber executives.

   Under the Equity Incentive Plan, approved by stockholders in 1995, from fiscal 1995 to 1999 executives received periodic grants of Company stock subject to vesting and forfeiture provisions based on Company achievement of long-term performance goals established by the Committee. It is the Committee's view that the addition of performance features to the executive stock grants in the Equity Incentive Plan serves to promote greater focus on actions that enhance stockholder value.

   Under each plan, grants to executives are based on criteria established by the Committee, including responsibility level, base salary, current market practice and the market price of the Company's stock at the time of grant. Grant guidelines for market-priced options and equity incentive shares are established for all participants (including Mr. Lane) with the objective of providing a target total compensation opportunity, including base salary and the target annual profit sharing bonus, equal to the 65th to 75th percentile of the peer group. Depending on stock price performance and Company performance, actual total compensation for any given year could be at, above or below the target of the peer group. The number of options or restricted shares previously granted to or held by an executive is not a factor in determining individual grants.

   Vesting of the biennial target award of equity incentive shares in fiscal 1997 was conditioned on the Company satisfying performance goals based on revenue growth and return on assets over the four fiscal years commencing November 1, 1996. For the four years ending October 31, 2000, the Company's revenue growth relative to other New York Stock Exchange listed companies and the annual average return on assets resulted in an award equal to 90.7% of the target award. Accordingly, in December 2000, 90.7% of the equity incentive shares awarded in fiscal 1997 vested and the balance of the award was forfeited.

   Beginning in fiscal 2000, grants of market-priced options which vest over several years will be the primary vehicle for long-term incentive awards to executive officers. Market-priced options are viewed as a method of providing an incentive opportunity throughout the business cycle and are easier to compare with the peer group and employment marketplace. In fiscal 2000, the long-term incentive award to senior executives consisted of market-priced options which vest in one to three years and have a ten year term. In early fiscal 2000, Mr. Becherer was awarded 319,500 market-priced options which became exercisable one year after grant. During fiscal 2000, Mr. Lane was awarded 79,094 market-priced options which become exercisable in three equal annual installments beginning in December 2000.

   In addition to the long-term incentives for executive officers described above, in December 1998 the Committee approved a one-time grant of 46,111 shares of restricted stock under the Restricted Stock Plan to each of the five senior operating officers of the Company other than Mr. Becherer. This grant is intended as a combination retention plan and communication of the importance to the Company of their continued service to ensure a smooth transition in Company leadership. The restricted shares vest in four equal annual increments beginning in December 2000 and are subject to possible forfeiture in the event of termination or resignation from the Company prior to vesting. Upon Mr. Lane's appointment as Chairman of the Board in August 2000, his retention grant was vested by the Committee. Also, in fiscal 2000 the Committee approved a one-time grant of 14,624 shares of restricted stock under the Restricted Stock Plan to Mr. Lawson. This grant is in recognition of Mr. Lawson delaying his planned retirement date to assist in ensuring a smooth transition in Company leadership. These restricted shares will vest in the event of Mr. Lawson's continued employment through February 2002.

   During fiscal 1998, the Committee introduced revised stock ownership guidelines for members of the Company's senior management team to encourage the retention of stock acquired through the Company's various equity incentive plans. These guidelines are based on a multiple of each officer's base salary.

   Finally, during fiscal 2000, the Committee and the Board approved a change-in-control severance program for the executive management of the Company. In general, the program provides that upon specified events that change the control of the Company and an involuntary termination of a covered executive, the executive will receive a severance payment, additional supplemental retirement service credit, an extension of welfare benefits, and reimbursement for certain legal fees and taxes. This program furthers the compensation objectives and is in line with competitive market practice.

CEO Compensation

   Mr. Becherer served as Chairman of the Company from 1990 until his retirement in August 2000 and as President and CEO from 1989 to January 2000 and May 2000, respectively. Mr. Becherer's base salary, annual performance bonus and option and equity incentive stock grants have been targeted to provide total compensation, assuming achievement of targeted levels of Company performance, approximately equal to the 65th percentile of CEO compensation of the peer group companies. For fiscal 2000, Mr. Becherer's total compensation was essentially equal to this level and generally consistent with the compensation philosophy established by the Committee. Mr. Lane has been President of the Company since January 2000, CEO of the Company since May 2000 and Chairman since August 2000. For fiscal 2000, Mr. Lane's total compensation fell below the target total compensation level for the CEO position as it was his initial year as CEO. As explained above, the availability of a fiscal 2000 bonus payment was based exclusively on return on assets, cost reductions, sales goals and payout levels established by the Committee at the beginning of the year, as determined by actual 2000 results. It is the Committee's view that this relationship between pay and performance is appropriate and serves stockholders' interests.

                           Committee on Compensation
                              John R. Stafford (Chair)
                              John R. Block
                              Crandall C. Bowles
                              Thomas H. Patrick
                              John R. Walter
                              Dr. Arnold R. Weber

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG DEERE & COMPANY, THE S&P 500 INDEX
                 AND THE S&P DIVERSIFIED MACHINERY GROUP INDEX
--------------------------------------------------------------------------------

   The following performance graph compares cumulative total return for Company stockholders over the past five fiscal years against the cumulative total return of the Standard & Poor's 500 Stock Index, and against the Standard & Poor's Diversified Machinery Group Index. The graph assumes $100 is invested in Company stock and each of the other two indices at the closing market quotation on October 31, 1995 and that dividends are reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                                   [LINE CHART]


                1995       1996       1997       1998       1999       2000
-------------------------------------------------------------------------------
Deere & Co.    100.00     143.59     184.14     126.56     131.88     137.12
S&P Mach       100.00     126.92     175.25     144.96     173.88     141.20
S&P 500        100.00     124.10     163.95     200.00     251.35     266.66

                      COMPENSATION OF EXECUTIVE OFFICERS
-------------------------------------------------------------------------------

   The following table shows the remuneration from the Company and its subsidiaries during the past three fiscal years to the Company's Chief Executive Officers (the "CEOs") and each of the four most highly compensated executive officers of the Company other than the CEOs:

                          SUMMARY COMPENSATION TABLE

                                          Annual Compensation                 Long-Term Compensation
                                 ------------------------------------- -------------------------------------
                                                                                 Awards            Payouts
                                                                       -------------------------- ----------
                                                                       Restricted   Securities
                                                                         Stock      Underlying       LTIP       All Other
        Name and          Fiscal Salary(1)   Bonus(2)   Other Annual   Awards(4)  Options/SARs(5) Payouts(6) Compensation(7)
   Principal Position      Year     ($)        ($)     Compensation(3)    ($)           (#)          ($)           ($)
----------------------------------------------------------------------------------------------------------------------------
Robert W. Lane,            2000  $  619,076 $  670,932    $      0     $        0      79,094     $        0    $ 23,694
Chairman, President &      1999  $  370,958 $        0    $      0     $1,886,867      78,328     $        0    $ 26,431
Chief Executive Officer    1998  $  334,857 $  344,255    $      0     $        0      45,458     $   96,061    $ 17,978

Hans W. Becherer,          2000  $1,027,347 $1,210,492    $ 91,385     $        0     319,500     $        0    $158,586
Retired Chairman & Chief   1999  $1,029,789 $        0    $      0     $1,501,489     845,380     $        0    $120,933
Executive Officer (8)      1998  $1,042,313 $1,487,511    $      0     $        0     191,149     $1,333,600    $ 71,352

Fred F. Korndorf,          2000  $  438,335 $  338,436    $      0     $        0      58,459     $        0    $ 57,358
President, Worldwide       1999  $  395,681 $        0    $      0     $1,925,193      82,270     $        0    $ 54,094
Agricultural Division      1998  $  388,231 $  402,272    $      0     $        0      53,792     $  318,143    $ 42,197

Pierre E. Leroy,           2000  $  418,440 $  299,202    $      0     $        0      58,459     $        0    $ 51,421
President, Worldwide       1999  $  406,245 $        0    $      0     $1,925,193      82,270     $        0    $ 48,386
Construction Division      1998  $  393,341 $  403,604    $      0     $        0      54,792     $  368,955    $ 34,234

John K. Lawson,            2000  $  402,562 $  279,617    $      0     $  497,216      53,677     $        0    $ 55,564
Senior Vice                1999  $  374,463 $        0    $      0     $  385,377      72,333     $        0    $ 48,739
President                  1998  $  362,937 $  375,276    $      0     $        0      49,695     $  414,562    $ 44,842

Michael P. Orr,            2000  $  394,580 $  278,160    $      0     $        0      57,826     $        0    $  6,570
President, Financial       1999  $  372,714 $        0    $      0     $1,878,042      76,194     $        0    $ 11,664
Services Division          1998  $  352,611 $  364,478    $      0     $        0      49,378     $        0    $ 10,411
----------------------------------------------------------------------------------------------------------------------------

(1) Amounts shown include cash and non-cash compensation earned and received by the executive officer as well as amounts earned but deferred at the election of the officer.

(2) Each year in which performance goals are reached, the compensation of salaried employees is supplemented by fiscal year-end cash bonus payments. The amount of the bonus (if any) for the past three fiscal years depended upon the pre-bonus and pre-extraordinary item return on average assets for the year and the position and salary of the employee. The amount of the bonus for fiscal 2000 also depended upon achievement of cost reduction goals and division sales or market share goals.
(3) The amount shown represents the aggregate incremental cost to the Company of providing various perquisites in fiscal 2000 for those in excess of reporting thresholds. The amount includes $68,141 for personal use of Company aircraft.

(4) The 2000 amount reported in the table for Mr. Lawson represents a grant of 14,624 shares under the John Deere Restricted Stock Plan. These shares will vest on February 27, 2002 and are subject to possible forfeiture in the event of termination or resignation from the Company prior to vesting. The 1999 amounts reported in the table represent grants under the John Deere Equity Incentive Plan and the John Deere Restricted Stock Plan. The vesting of shares under the Equity Incentive Plan is conditioned on satisfying performance goals based on growth of the Company's revenues and return on the Company's assets over the performance periods established by the Committee. The shares granted under the Restricted Stock Plan vest in four equal annual increments beginning in December 2000 and are subject to possible forfeiture in the event of termination or resignation from the Company prior to vesting. During fiscal 1999 Mr. Lane was granted under the Restricted Stock Plan 46,111 shares of restricted stock to vest in four equal annual increments beginning in December 2000. Upon Mr. Lane's appointment as Chairman of the Board this retention grant was fully vested. No restricted stock awards were made to the named executive officers during fiscal 1998. The amounts in the table represent the closing market value of the shares granted on the date of grant, without giving effect to the diminution in value attributable to the restrictions and performance conditions on such stock. Dividends are paid on the restricted shares at the same time and rate as dividends paid to stockholders of unrestricted shares. At October 31, 2000, the total number and market value (based on the closing market price) of shares of restricted stock, including equity incentive shares, held by each of the named executive officers were as follows: Mr. Lane (17,931; $660,040); Mr. Becherer (75,626; $2,783,793); Mr. Korndorf (67,239; $2,475,068); Mr. Leroy (67,626;
$2,489,313); Mr. Lawson (34,962; $1,286,951); and Mr. Orr (66,507; $2,448,123).

(5) The 2000 amounts represent market-priced options granted in December 1999. The 1999 and 1998 amounts represent the total of market-priced options and premium-priced options granted in December 1998 and December 1997, respectively. Additional details on the fiscal 2000 grant are included in the "Option/SAR Grants In Last Fiscal Year" table that follows.

(6) The payouts for 1998 represent the award of bonus shares under the John Deere Equity Incentive Plan approved by stockholders at the 1995 annual meeting. Under the Equity Incentive Plan, if the Company exceeds the performance goals established by the Committee at the beginning of a performance period, participants may receive bonus stock awards based on the percentage over the performance target achieved by the Company for the performance period. The amounts in the table represent the average of the high and low market values of the bonus shares on the date of grant.

(7) Amounts shown for 2000 consist of: (i) vested Company contributions to the Company 401(k) Savings and Investment Plan during the fiscal year for each of the named executive officers of $2,205; and (ii) above-market earnings on deferred compensation for Mr. Lane $21,489, Mr. Becherer $156,381, Mr. Korndorf $55,153, Mr. Leroy $49,216, Mr. Lawson $53,359, and Mr. Orr $4,365. The
contribution to the Company's 401(k) Savings and Investment Plan for all employees during the past fiscal year was $24,635,329.

(8) Mr. Becherer retired as Chief Executive Officer of the Company in May 2000 and retired as Chairman of the Company in August 2000.

   The following table shows information concerning individual grants of stock options made during fiscal 2000 to each of the named executive officers of the Company and the potential realizable values of the grants assuming annually compounded stock price appreciation rates of five and ten percent per annum respectively, over the option term. The five and ten percent rates of appreciation are set by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         Potential Realizable
                                                                                Value
                                                                          at Assumed Annual
                                                                               Rates of
                                                                             Stock Price
                                                                           Appreciation For
                                       Individual Grants                    Option Term(3)
                         ---------------------------------------------- ----------------------
                           Number of    % of Total
                          Securities   Options/SARs Exercise
                          Underlying    Granted to  or Base
                         Options/SARs  Employees in  Price   Expiration     5%         10%
Name                     Granted(1)(#) Fiscal Year   ($/Sh)   Date(2)      ($)         ($)
----------------------------------------------------------------------------------------------
Robert W. Lane..........     79,094(4)     1.45%     $41.47   12/9/09   $2,062,792 $ 5,227,520
Hans W. Becherer........    319,500(5)     5.85%     $41.47   12/9/09   $8,332,643 $21,116,554
Fred F. Korndorf........     58,459(4)     1.07%     $41.47   12/9/09   $1,524,626 $ 3,863,701
Pierre E. Leroy.........     58,459(4)     1.07%     $41.47   12/9/09   $1,524,626 $ 3,863,701
John K. Lawson..........     53,677(4)     0.98%     $41.47   12/9/09   $1,399,910 $ 3,547,647
Michael P. Orr..........     57,826(4)     1.06%     $41.47   12/9/09   $1,508,117 $ 3,821,865
----------------------------------------------------------------------------------------------

(1) Subject to plan restrictions, the exercise price and tax withholding obligations related to exercises of options granted in the period may be paid by delivery of already owned shares or by offset of the underlying shares. No stock appreciation rights (SARs) were granted during the fiscal year.

(2) The options expire if the option holder's employment with the Company terminates during the term of the option for any reason other than for death, disability, or retirement pursuant to disability or retirement plans of the Company. Upon retirement the options are exercisable within five years of retirement or within one year of death, if later.

(3) The total potential realizable value for all stockholders as a group based on 234,561,480 outstanding shares as of October 31, 2000, would be $6,117,424,425 and $15,502,754,575 at the 5% and 10% assumed annual rate of appreciation, respectively. Mr. Lane's total potential realizable value is 0.03% of the potential realizable value of all stockholders at the 5% and 10% assumed annual rates of appreciation. Mr. Becherer's total potential realizable value is 0.1% of the potential realizable value of all stockholders at the 5% and 10% assumed annual rates of appreciation. The total potential realizable value of all the named executives to that of all stockholders is 0.3% at the 5% and 10% assumed annual rates of appreciation.

(4) Market-priced options which become exercisable in three equal increments one, two and three years after the date of grant. The options have a maximum term of ten years.

(5) Market-priced options exercisable one year after the date of grant. The options have a maximum term of ten years.

   The following table shows information for the named executives concerning exercises of options and SARs during fiscal 2000 and the number and value of unexercised options (and tandem SARs) held at October 31, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                   Options/SARs at Fiscal   In-the-Money Options/SARs
                                                       Year-End(1) (#)      at Fiscal Year-End(2) ($)
                                                  ------------------------- -------------------------
                           Shares
                         Acquired on
                          Exercise      Value
     Name                    (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------------
Robert W. Lane..........        0      $      0     224,693       145,920   $  204,965    $      0
Hans W. Becherer........        0      $      0     754,132     1,096,897   $3,248,157    $942,599
Fred F. Korndorf........        0      $      0     280,486       136,195   $1,651,737    $      0
Pierre E. Leroy.........        0      $      0     240,926       136,195   $1,036,593    $      0
John K. Lawson..........   20,180      $519,231     238,194       124,740   $1,125,493    $      0
Michael P. Orr..........        0      $      0      89,616       126,872   $  441,215    $      0
-----------------------------------------------------------------------------------------------------

(1) Market-priced options and SARs awarded by the Company are not exercisable until one to three years after grant and have a ten-year term. Premium-priced options granted in December 1997 and December 1998 may not be exercised until one year or more after the date of grant depending on if the price of the Company's shares on the New York Stock Exchange equals or exceeds the premium exercise price during each of ten consecutive trading days prior to the fifth anniversary of the grant date. If such price target is achieved, the options expire on the tenth anniversary of the grant date. If the price target is not achieved, the options become exercisable on the fifth anniversary of the grant date and expire three months thereafter.

(2) Represents the difference between the option exercise price and the closing market price for the Company's stock on October 31, 2000. The in-the-money options at October 31, 2000, pertain to the market-priced option grants in December of 1993, 1994, 1995, and 1998 with exercise prices of $23.56, $21.02, $34.13, and $32.53, respectively and the premium-priced option grant in December of 1994 with exercise prices of $28.39, $31.23, and $34.07. The closing market price for the Company's stock at the end of the 2000 fiscal year was $36.81.

                               PENSION BENEFITS

   Under the Company's pension program, employees in executive salary grades ("executives") are entitled to receive an annual pension determined by adding the amount obtained by multiplying 1.5% times the employee's number of years of non-executive service times average pensionable pay to the amount obtained by multiplying 2.0% times the number of years served as an executive times average pensionable pay, with a maximum annual pension of 66 2/3% of average pensionable pay. Average pensionable pay for employees participating in the executive program prior to 1997 is based on one of the following two options, as elected by the executive: (1) the executive's compensation for the five highest years, not necessarily consecutive, during the 10 years immediately prior to the date of retirement where compensation is calculated by adding the executive's salary to the larger of (a) the sum of short-term bonuses, or (b) any payments under the Company's long-term incentive plan, awards under the restricted stock plan, or after 1998 a prorated amount of awards under the equity incentive plan, or after 2000 the target amount of short-term bonuses; or (2) the executive's compensation over his entire career with the Company where compensation is calculated by adding the executive's salary to any short-term bonuses. In addition, for salaried employees hired prior to 1997, career average compensation under the executive pension program generally will include the average of compensation from the five anniversary years prior to 1997 plus all future compensation until retirement with bonuses paid in 1992 through 1996 phased into the computation over five years. Effective January 1, 1997, for new participants in the executive program, average pensionable pay is based exclusively on the career average compensation formula described above. All amounts used in calculating average pensionable pay are determined before giving effect to any salary or bonus deferral under any plan sponsored by the Company.

   Salaried employees not entitled to the executive pension receive annual pension benefits determined by multiplying 1.5% times the employee's number of years of service times average pensionable pay. Average pensionable pay for employees hired prior to 1997 is based on one of the following two options, as elected by the employee: (1) the employee's salary for the five highest years during the 10 years immediately prior to the date of retirement; or (2) the employee's compensation over his entire career with the Company where compensation is calculated by adding the employee's salary to any bonus awarded under the Company's performance bonus plan. In addition, for employees hired prior to 1997, career average compensation generally will include the average of compensation from the five anniversary years prior to 1997 plus all future compensation until retirement with bonuses paid in 1992 through 1996 phased into the computation over five years. Effective January 1, 1997, average pensionable pay for new salaried employees not entitled to the executive pension is based exclusively on career average salary and performance bonuses. For salaried employees participating in the career average earning option, enhanced Company contributions to the employee's 401(k) retirement savings account will be made and, depending on the employee's years of service as of January 1, 1997, the minimum age to retirement with full benefits may be increased.

   The estimated annual pensions payable upon retirement at age 65 for each of the named executive officers of the Company is: Mr. Lane, $940,670, Mr. Becherer, $1,379,348; Mr. Korndorf, $494,167; Mr. Leroy, $473,032; Mr. Lawson,
$448,323; and Mr. Orr, $429,021. The estimated annual pensions shown are on a straight-life annuity basis and have been computed assuming (i) that the Company's pension plans are continued without further amendment; (ii) that each of the named officers continues as an executive of the Company until retirement at age 65; (iii) that salaries continue at 2000 levels; and (iv) that bonuses are paid at target earnings goals. Pension benefits are not subject to deductions for social security benefits or other offset amounts.

         CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER ARRANGEMENTS

   The Company has entered into severance agreements with its executive officers, including each of the currently-employed executive officers named in the Summary Compensation Table in this proxy statement, which are intended to provide for continuity of management in the event of a change in control of the Company. The agreements have an initial term of three years and provide that they are to be automatically extended in one year increments, unless, not later than six months prior to expiration, the Company has given prior notice of termination. In such event, each of the agreements will continue to be effective until the end of its then remaining term. However, no notice of termination of the agreement may be given within six months following a "potential change in control" (as defined in the agreements) and if a "change in control" ( as defined in the agreements) occurs, the agreements will continue in effect for the longer of: (i) twenty-four months beyond such change in control; or (ii) until all obligations of the Company under the agreements have been satisfied. A change in control is defined generally as any change in control of the Company that is required to be reported in a proxy statement by Regulation 14A under the Exchange Act. Change in control events include, without limitation: (i) any "person", as defined in the Exchange Act (with certain exceptions), acquiring 30 percent or more of the Company's voting securities; (ii) a majority of the Company's directors being replaced during the term of the agreements without the approval of at least two-thirds of existing directors or directors previously approved by such directors; (iii) the consummation of any merger or business combination of the Company unless in any case the voting securities of the Company outstanding prior to such transaction continue to represent at least 60% of the voting securities of the resulting entity; or (iv) the complete liquidation of the Company or the sale or disposal of all or substantially all of the Company's assets. A potential change in control is defined as (i) the entering into of an agreement that would result in a change in control as defined above; or
(ii) any person acquiring 15 percent or more of the Company's voting securities and the Board resolving that a potential change in control has occurred.

   If, within 6 months preceding or within 24 months following a change in control, the covered executive officer is terminated by the Company for any reason, other than for death, disability or for cause (as defined in the agreements), or if, within 24 months following a change in control, such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a lump sum severance payment equal to three times the sum of (a) the executive's then base salary, and (b) the greater of (i) the mean of the bonuses paid to the executive under the Company's Performance Bonus Plan for the three complete fiscal years immediately prior to the termination; and (ii) the target bonus amount for the fiscal year in which the termination occurs. In addition, the executive would also receive a pro-rated bonus, calculated through the date of termination and his earned but unpaid base salary, and vacation pay. Upon termination the executive will also receive in a single payment an amount equal to the excess of the supplemental retirement benefit he would have been entitled to had he remained employed for an additional three years over the supplemental retirement benefit the executive is entitled to based on his actual age and credited service. The executive will also receive an amount equal to three times the Company's contributions on behalf of the executive under the Company's defined contribution plans for the preceding plan year (or, if greater, for the plan year immediately prior to the change in control). In addition, the executive will receive an amount equal to the number of the executive's then outstanding unexercisable stock options multiplied by the positive difference, if any, between the price per share of the Company's stock on the termination date over the per share option exercise price.

   In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the aggregate payments to the executive would be capped at the excise tax threshold, except the Company will "gross-up" the executive officer's compensation for such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon if such gross-up payment would result in the executive receiving an amount which would exceed the capped amount by at least ten percent.

   For three years from the date of a covered termination, the Company would continue the executive's coverage under the Company's welfare benefits for health care, life and accidental death and dismemberment, and disability insurance coverage. Such benefits may be discontinued if the executive has substantially similar benefits available from another employer. The agreements also provide that the Company will pay reasonable legal fees and expenses incurred by the executive in enforcing the agreement. The executive agrees not to disclose nor use for his own purposes confidential and proprietary information of the Company, and for a period of two years not to induce Company employees to leave the Company nor to interfere in a similar manner with the business of the Company.

   In addition to the above described executive severance agreements, several of the Company's compensation plans have change in control provisions. The Company's Bonus Plan provides that employees as of the date of a change in control will be entitled to the greater of a bonus based on actual performance results to such date or their target bonus. The Equity Incentive Plan and Restricted Stock Plan provide that in the event of a change in control, unless otherwise determined by the Board, the value of restricted shares will be cashed out in an amount determined under the plans. The Omnibus Plan provides that in the event of a change in control, unless otherwise determined by the Board, all vesting requirements terminate, all stock options become exercisable for the remainder of their term, and the value of other awards will be cashed out in an amount determined under the Omnibus Plan. The Supplemental Pension Benefit Plan provides that, in the event of a change in control, participants who cease being Company employees will be eligible for benefits under such plan notwithstanding their age at termination of employment. In the event of certain changes in control, amounts deferred under the Company's Deferred Compensation Plan may become payable immediately or such plan may be modified to reflect the impact of the change in control.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS
-------------------------------------------------------------------------------

   Proposals of stockholders submitted pursuant to Rule 14a-8 for inclusion in the proxy statement for the annual meeting of stockholders to be held February 27, 2002, must be received by the Company at its principal executive offices not later than September 20, 2001. This notice of the annual meeting date also serves as the notice by the Company under the advance notice Bylaw described below.

   Under the Company's Bylaws, a stockholder must give timely written notice to the Secretary of the Company of a nomination or before bringing any business before any annual or special meeting of stockholders. Stockholder proposals submitted other than pursuant to Rule 14a-8 and nominations for the annual meeting to be held February 27, 2002, must be received by the Secretary not earlier than October 30, 2001, and not later than November 29, 2001. The notice shall set forth for each matter a brief description of the business to be brought before the meeting, the reasons therefore, the name, address, class, and number of shares beneficially owned by, and any material interest of the stockholder making the proposal. Notice of a nomination shall set forth the name, address, and the class and number of shares owned by the stockholder making the nomination; the name, age, business, and residence addresses and principal occupation of the nominee and the number of shares beneficially owned by, and such other information concerning, the nominee as would be required to be disclosed in the solicitation of proxies for election of directors under Regulation 14A under the Exchange Act, as amended. The recommendation must also be accompanied by the consent of the individual to be nominated, to be elected and to serve. The Company may require any nominee to furnish such other information as may reasonably be required to determine the eligibility of the nominee. Persons who are age 70 or older are not eligible for election to the Board. Directors of the Company are required to tender their resignation from the Board upon any material change in their occupation, career or principal business activity, including retirement.

   Stockholder proposals and recommendations for nomination as a director should be submitted in writing to the Secretary of the Company, Deere & Company, One John Deere Place, Moline, Illinois 61265, who will submit them to the Board or the Corporate Governance Committee, as applicable, for its consideration.

                             COST OF SOLICITATION
-------------------------------------------------------------------------------

   The Company will bear the cost of soliciting proxies in the form enclosed. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees, and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their expenses in doing so. The Company has engaged Georgeson Shareholder Communications Inc. to solicit proxies held by brokers and nominees at a cost of $10,000 plus out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telegraph by directors, officers, and a few regular employees of the Company in addition to their usual duties. They will not be specially compensated for these services.

                                 ANNUAL REPORT
-------------------------------------------------------------------------------

   A copy of the Company's Chairman's report for the year ended October 31, 2000, has been mailed to you with this proxy statement. The Company's audited financial statements, along with other financial information, are included in the appendix to this proxy statement.

   The Company's Form 10-K annual report to the Securities and Exchange Commission may be obtained without charge by writing to Deere & Company Stockholder Relations, One John Deere Place, Moline, Illinois 61265-8098. A copy of the Company's Form 10-K and other periodic filings also may be obtained from the Securities and Exchange Commission's EDGAR database at www.sec.gov.

            ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT
-------------------------------------------------------------------------------

   This proxy statement and the 2000 Chairman's report are available on the Company's Internet site at www.deere.com/stock. Most stockholders can elect to view future proxy statements and Chairman's reports over the Internet instead of receiving paper copies in the mail.

   Stockholders of record can choose this option and save the Company the cost of producing and mailing these documents by marking the appropriate box on the proxy card or by following the instructions provided if voting over the Internet or by telephone. Stockholders can also choose between receiving paper documents and viewing future documents electronically by calling the Deere & Company Stockholder Relations Department at (309) 765-4539 or writing to them at One John Deere Place, Moline, Illinois, 61265-8098.

   Stockholders who choose to view future proxy statements and annual reports over the Internet will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. The election will remain in effect until the stockholder writes or calls the Deere & Company Stockholder Relations Department and tells us otherwise. Stockholders do not have to elect Internet access each year.

   Stockholders who hold their Company stock through a bank, broker or other holder of record, should refer to the information provided by that entity for instructions on how to elect to view future proxy statements and Chairman's reports over the Internet.

   Some stockholders who hold their Company stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to use to access the Company's proxy statement and Chairman's report.

                                      For the Board of Directors,
                                      /s/ Michael A. Harring
Moline, Illinois                      Michael A. Harring
January 18, 2001                      Secretary

                                  APPENDIX A

                        Audit Review Committee Charter
                            as amended May 31, 2000

   RESOLVED, that the Audit Review Committee Charter is as follows:

   RESOLVED, that there be and hereby is created a committee to be known as the Audit Review Committee to assist the Board of Directors in fulfilling its oversight responsibilities of the accounting, auditing and financial reporting processes of the Company, and that the Audit Review Committee shall consist of at least three directors who meet the independence and financial expertise requirements of the New York Stock Exchange. The members of the Audit Review Committee and the Chairman thereof shall be designated by the Board of Directors upon the recommendation of the Board Chairman.

   FURTHER RESOLVED, that the certified public accountants engaged to audit the Company shall be ultimately accountable to the Board of Directors and this Audit Review Committee.

   FURTHER RESOLVED, that this Audit Review Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

   FURTHER RESOLVED, that the following are the primary responsibilities of the Audit Review Committee and are set forth only for its guidance. The Audit Review Committee may, from time to time, adopt procedures as it deems appropriate in carrying out its oversight functions and may perform such other functions as may be assigned to it by law, this Charter, the Company's Articles of Incorporation, or Bylaws, or by the Board of Directors. The Audit Review Committee shall:

  (1) Recommend for approval by the Board of Directors, a firm of certified public accountants to conduct the audit of the Company's annual financial statements to be filed with the Securities and Exchange Commission.

  (2) Determine whether to recommend to the Board of Directors that the Company's financial statements be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. To carry out this responsibility, the Audit Review Committee shall:

      . review and discuss the results of each external audit of the Company's audited financial statements with management and the independent auditors;

      . discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

      . review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the Board of Directors take appropriate action in response to the disclosures to satisfy itself of the independence of the Company's independent auditors; and

      . based upon the reviews and discussions, issue its report for inclusion in the Company's proxy statement.

  (3) Review the scope of, and plans for, the annual audit by certified public accountants.

  (4) Meet from time to time with representatives of the certified public accountants engaged to make the audit, such meetings to include private sessions with the independent auditors.

  (5) Discuss quarterly with management and the certified public accountants the quarterly financial information prior to the Company's filing of quarterly reports on Form 10-Q and any matters to be communicated to the Audit Review Committee under generally accepted auditing standards, or to authorize the Chairman of the Audit Review Committee to conduct such discussions.

  (6) Review annually the Company's procedures relating to its Code of Business Principles and its Business Conduct Guidelines and to meet with the General Counsel concerning litigation and legal and regulatory compliance.

  (7) Meet at a minimum of once each fiscal year with the Comptroller and representatives of the internal audit department, and also with other employees or officers associated with the system of internal control and the internal audit of the books and records of the Company and its subsidiaries, and to review and discuss the internal audit function and the system of internal accounting control, which includes audit procedures with respect to the Company's Business Conduct Guidelines, such meetings to include private sessions with the senior executive in charge of internal auditing.

  (8) Review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

  (9) Report Audit Review Committee activities to the full Board of
      Directors.

   FURTHER RESOLVED, that in discharging its oversight responsibilities, the Audit Review Committee shall have unrestricted access to the Company's management, books and records.

   FINALLY RESOLVED, that it is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the independent auditors for the Company to audit those financial statements. The Audit Review Committee's responsibility is one of oversight. The Audit Review Committee is not providing any expert or other special assurance as to the Company's financial statements concerning compliance with laws, regulations or generally accepted accounting principles.

                                   APPENDIX B
                                DEERE & COMPANY

             FINANCIAL STATEMENTS AND RELATED FINANCIAL INFORMATION

                                    [LOGO]

Deere & Company
STATEMENT OF CONSOLIDATED INCOME

====================================================================================================================================
                                                                                                            CONSOLIDATED
                                                                                                        (Deere & Company and
                                                                                                     Consolidated Subsidiaries)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Year Ended October 31
(In millions of dollars except per share amounts)                                                 2000         1999         1998
------------------------------------------------------------------------------------------------------------------------------------
Net Sales and Revenues
Net sales of equipment.......................................................................   $11,168.6    $ 9,701.2    $11,925.8
Finance and interest income..................................................................     1,321.3      1,104.4      1,007.1
Insurance and health care premiums...........................................................       473.7        716.1        692.9
Investment income............................................................................        18.6         61.4         73.1
Other income.................................................................................       154.6        167.8        122.6
                                                                                                ---------    ---------    ---------
  Total......................................................................................    13,136.8     11,750.9     13,821.5
                                                                                                ---------    ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------
Costs and Expenses
Cost of goods sold...........................................................................     8,936.1      8,177.5      9,233.7
Research and development expenses............................................................       542.1        458.4        444.4
Selling, administrative and general expenses.................................................     1,504.9      1,362.1      1,309.4
Interest expense.............................................................................       676.5        556.6        519.4
Insurance and health care claims and benefits................................................       380.5        594.9        579.0
Other operating expenses.....................................................................       319.2        236.3        175.6
                                                                                                ---------    ---------    ---------
  Total......................................................................................    12,359.3     11,385.8     12,261.5
                                                                                                ---------    ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------
Income of Consolidated Group before Income Taxes.............................................       777.5        365.1      1,560.0
Provision for income taxes...................................................................       293.8        134.7        553.9
                                                                                                ---------    ---------    ---------
Income of Consolidated Group.................................................................       483.7        230.4      1,006.1
                                                                                                ---------    ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------
Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
  Credit.....................................................................................          .6          (.3)          .1
  Other......................................................................................         1.2          9.1         15.2
                                                                                                ---------    ---------    ---------
    Total....................................................................................         1.8          8.8         15.3
                                                                                                ---------    ---------    ---------
------------------------------------------------------------------------------------------------------------------------------------
Net Income...................................................................................   $   485.5    $   239.2    $ 1,021.4
                                                                                                =========    =========    =========
------------------------------------------------------------------------------------------------------------------------------------
Per Share Data
Net income - basic...........................................................................   $    2.07    $    1.03    $    4.20
Net income - diluted.........................................................................   $    2.06    $    1.02    $    4.16
Dividends declared...........................................................................   $     .88    $     .88    $     .88
====================================================================================================================================

The "Consolidated" (Deere & Company and Consolidated Subsidiaries) data in this statement conform with the requirements of FASB Statement No. 94. In the supplemental consolidating data in this statement, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) reflect the basis of consolidation described in Note 1 to the consolidated financial statements. The consolidated group data in the "Equipment Operations" income statement reflect primarily the results of the agricultural equipment, commercial and consumer equipment, and construction equipment operations. The supplemental "Financial Services" consolidating data in this statement includes primarily Deere & Company's credit operations. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

The notes to consolidated financial statements are an integral part of this statement.

               EQUIPMENT OPERATIONS                                                                  FINANCIAL SERVICES
(Deere & Company with Financial Services on the Equity Basis)
------------------------------------------------------------------------------------------------------------------------------------
                Year Ended October 31                                                               Year Ended October 31
        2000            1999            1998                                                  2000           1999         1998
------------------------------------------------------------------------------------------------------------------------------------
     $11,168.6        $9,701.2       $11,925.8
          99.1            92.5           131.1                                             $1,245.4        $1,027.1     $  887.0
                                                                                              493.0           741.9        720.8
           7.7             1.1                                                                 10.9            60.3         73.1
         101.5            86.1            40.4                                                 83.9           110.2         85.9
     ---------        --------       ---------                                             --------        --------     --------
      11,376.9         9,880.9        12,097.3                                              1,833.2         1,939.5      1,766.8
     ---------        --------       ---------                                             --------        --------     --------
------------------------------------------------------------------------------------------------------------------------------------
       8,952.2         8,193.1         9,252.7
         542.1           458.4           444.4
       1,149.4           953.6           932.5                                                357.9           411.4        382.8
         183.1           161.9           128.0                                                516.5           409.9        402.3
                                                                                              380.5           602.8        585.8
          44.3            28.6            50.4                                                306.6           235.6        125.2
     ---------        --------       ---------                                             --------        --------     --------
      10,871.1         9,795.6        10,808.0                                              1,561.5         1,659.7      1,496.1
     ---------        --------       ---------                                             --------        --------     --------
------------------------------------------------------------------------------------------------------------------------------------
         505.8            85.3         1,289.3                                                271.7           279.8        270.7
         194.7            42.1           458.1                                                 99.1            92.6         95.8
     ---------        --------       ---------                                             --------        --------     --------
         311.1            43.2           831.2                                                172.6           187.2        174.9
     ---------        --------       ---------                                             --------        --------     --------
------------------------------------------------------------------------------------------------------------------------------------
         161.5           174.9           162.8                                                   .6             (.3)          .1
          12.9            21.1            27.4                                                                   .1           .2
     ---------        --------       ---------                                             --------        --------     --------
         174.4           196.0           190.2                                                   .6             (.2)          .3
     ---------        --------       ---------                                             --------        --------     --------
------------------------------------------------------------------------------------------------------------------------------------
     $   485.5        $  239.2       $ 1,021.4                                             $  173.2        $  187.0     $  175.2
     =========        ========       =========                                             ========        ========     ========
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

DEERE & COMPANY
CONSOLIDATED BALANCE SHEET
-------------------------------------------------------------------------------


                                                                                                    CONSOLIDATED
                                                                                   (Deere & Company and Consolidated Subsidiaries)
------------------------------------------------------------------------------------------------------------------------------------
 (In millions of dollars except per share amounts)                                                     October 31
ASSETS                                                                                    2000                          1999
------------------------------------------------------------------------------------------------------------------------------------
Cash and short-term investments....................................................   $   291.7                      $   295.5
Cash deposited with unconsolidated subsidiaries
                                                                                      ---------                      ---------
  Cash and cash equivalents........................................................       291.7                          295.5
Marketable securities..............................................................       127.4                          315.5
Receivables from unconsolidated subsidiaries and affiliates........................       230.9                           30.2
Trade accounts and notes receivable - net..........................................     3,169.2                        3,251.1
Financing receivables - net........................................................     8,275.7                        6,742.6
Other receivables..................................................................       395.3                          273.9
Equipment on operating leases - net................................................     1,954.4                        1,654.7
Inventories........................................................................     1,552.9                        1,294.3
Property and equipment - net.......................................................     1,912.4                        1,782.3
Investments in unconsolidated subsidiaries and affiliates..........................       190.7                          151.5
Intangible assets - net............................................................       652.2                          295.1
Prepaid pension costs..............................................................       635.3                          619.9
Other assets.......................................................................       256.8                          185.5
Deferred income taxes..............................................................       740.4                          598.1
Deferred charges...................................................................        84.1                           88.0
                                                                                      ---------                      ---------
------------------------------------------------------------------------------------------------------------------------------------
Total..............................................................................   $20,469.4                      $17,578.2
                                                                                      =========                      =========
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Short-term borrowings..............................................................   $ 5,758.5                      $ 4,488.2
Payables to unconsolidated subsidiaries and affiliates.............................        32.7                           15.5
Accounts payable and accrued expenses..............................................     2,976.4                        2,432.8
Insurance and health care claims and reserves......................................        63.4                           55.4
Accrued taxes......................................................................        57.5                          144.8
Deferred income taxes..............................................................        74.6                           63.0
Long-term borrowings...............................................................     4,764.3                        3,806.2
Retirement benefit accruals and other liabilities..................................     2,440.1                        2,478.0
                                                                                      ---------                      ---------
    Total liabilities..............................................................    16,167.5                       13,483.9
                                                                                      ---------                      ---------
-----------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common stock, $1 par value (authorized - 600,000,000  shares; issued -
   266,042,070 shares in 2000 and 265,760,670 shares in 1999), at stated value.....     1,864.4                        1,850.4
Common stock in treasury, 31,486,348 shares in 2000 and 31,995,775 shares
   in 1999, at cost................................................................    (1,439.0)                      (1,469.4)
Unamortized restricted stock compensation..........................................       (10.9)                         (21.3)
Retained earnings..................................................................     4,117.2                        3,855.3
                                                                                      ---------                      ---------
   Total liabilities...............................................................     4,531.7                        4,215.0
                                                                                      ---------                      ---------
Minimum pension liability adjustment...............................................        (8.5)                         (18.9)
Cumulative translation adjustment..................................................      (222.4)                        (107.4)
Unrealized gain on marketable securities...........................................         1.1                            5.6
                                                                                      ---------                      ---------
   Accumulated other comprehensive income (loss)...................................      (229.8)                        (120.7)
                                                                                      ---------                      ---------
   Total stockholders' equity......................................................     4,301.9                        4,094.3
                                                                                      ---------                      ---------
------------------------------------------------------------------------------------------------------------------------------------
Total..............................................................................   $20,469.4                     $ 17,578.2
                                                                                      =========                     ==========
------------------------------------------------------------------------------------------------------------------------------------

The "Consolidated" (Deere & Company and Consolidated Subsidiaries) data in this statement conform with the requirements of FASB Statement No. 94. In the supplemental consolidating data in this statement, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) reflect the basis of consolidation described in Note 1 to the consolidated financial statements. The supplemental "Financial Services" consolidating data in this statement includes primarily Deere & Company's credit operations. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

The notes to consolidated financial statements are an integral part of this statement.

====================================================================================================================================
                EQUIPMENT OPERATIONS                                                              FINANCIAL SERVICES
(Deere & Company with Financial Services on the Equity Basis)
------------------------------------------------------------------------------------------------------------------------------------
                      October 31                                                                   October 31
            2000                  1999                                                        2000                 1999
------------------------------------------------------------------------------------------------------------------------------------
          $    91.4              $   111.7                                                 $   200.3             $  183.8
              548.3                  117.4
          ---------              ---------                                                 ---------             --------
              639.7                  229.1                                                     200.3                183.8
                                     205.3                                                     127.4                110.1
              408.4                  266.0                                                     140.0                  4.8
            3,169.2                3,251.1
              125.0                  118.4                                                   8,150.7              6,624.2
              266.4                  129.4                                                     128.9                144.5
                5.9                    2.6                                                   1,948.5              1,652.2
            1,552.9                1,294.3
            1,864.6                1,738.8                                                      47.7                 43.5
            1,561.8                1,362.8                                                      10.1                  9.9
              651.2                  294.8                                                       1.1                   .3
              635.3                  619.9
              117.5                   95.7                                                     139.3                 89.8
              736.4                  592.9                                                       3.9                  5.2
               78.4                   80.8                                                       5.7                  7.2
          ---------              ---------                                                 ---------             --------
------------------------------------------------------------------------------------------------------------------------------------
          $11,812.7              $10,281.9                                                 $10,903.6             $8,875.5
          =========              =========                                                 =========             ========
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

          $   927.5              $   642.2                                                 $ 4,831.1             $3,846.0
               41.4                   15.5                                                     856.9                358.1
            2,360.8                1,891.9                                                     615.6                540.8
                                                                                                63.4                 55.4
               45.5                  138.1                                                      11.9                  6.8
                2.5                    7.2                                                      72.1                 55.8
            1,717.7                1,036.1                                                   3,046.7              2,770.1
            2,415.4                2,456.6                                                      24.8                 21.3
          ---------              ---------                                                 ---------             --------
            7,510.8                6,187.6                                                   9,522.5              7,654.3
          ---------              ---------                                                 ---------             --------
------------------------------------------------------------------------------------------------------------------------------------


           1,864.4                 1,850.4                                                     258.6                229.1

          (1,439.0)               (1,469.4)
             (10.9)                  (21.3)
           4,117.2                 3,855.3                                                   1,152.1              1,005.6
          ---------              ---------                                                 ---------             --------
           4,531.7                 4,215.0                                                   1,410.7              1,234.7
          --------               ---------                                                 ---------             --------
              (8.5)                  (18.9)
            (222.4)                 (107.4)                                                    (30.7)               (15.0)
               1.1                     5.6                                                       1.1                  1.5
          --------               ---------                                                 ---------             --------
            (229.8)                 (120.7)                                                    (29.6)               (13.5)
          --------               ---------                                                 ---------             --------
           4,301.9                 4,094.3                                                   1,381.1              1,221.2
          --------               ---------                                                 ---------             --------
------------------------------------------------------------------------------------------------------------------------------------
         $11,812.7               $10,281.9                                                 $10,903.6             $8,875.5
         ========                =========                                                 =========             ========
====================================================================================================================================

Deere & Company
STATEMENT OF CONSOLIDATED CASH FLOWS
================================================================================


                                                                                                        CONSOLIDATED
                                                                                     (Deere & Company and Consolidated Subsidiaries)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Year Ended October 31
(In millions of dollars)                                                                    2000          1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income...........................................................................    $  485.5      $   239.2       $1,021.4
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for doubtful receivables................................................        75.0           73.5           57.0
   Provision for depreciation and amortization.......................................       647.9          542.4          463.2
   Undistributed earnings of unconsolidated subsidiaries and affiliates..............        (1.2)          (5.8)         (13.2)
   Provision (credit) for deferred income taxes......................................      (132.9)        (162.4)         141.9
   Changes in assets and liabilities:
       Receivables...................................................................       (53.8)         802.3         (724 6)
       Inventories...................................................................      (184.0)          50.7         (192.6)
       Accounts payable and accrued expenses.........................................       540.0         (170.8)         (40.7)
       Other.........................................................................      (296.5)          65.4         (295.5)
                                                                                         --------      ---------       --------
         Net cash provided by operating activities...................................     1,080.0        1,434.5          416.9
                                                                                         --------      ---------       --------
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Collections of financing receivables.................................................     6,655.1        6,017.1        5,685.3
Proceeds from sales of financing receivables.........................................       978.3        2,481.6        1,859.9
Proceeds from maturities and sales of marketable securities..........................       247.8          115.4          187.3
Proceeds from sales of equipment on operating leases.................................       334.6          191.3          154.5
Proceeds from sale of a business.....................................................                      179.1
Cost of financing receivables acquired...............................................    (9,126.5)      (8,186.2)      (7,521.5)
Purchases of marketable securities...................................................       (61.9)         (92.9)        (224.9)
Purchases of property and equipment..................................................      (426.7)        (315.5)        (434.8)
Cost of operating leases acquired....................................................      (939.9)        (833.5)        (752.3)
Acquisitions of businesses, net of cash acquired.....................................      (643.3)        (215.8)        (103.0)
Increase in receivables with unconsolidated affiliates...............................      (135.2)          (4.8)
Other................................................................................         7.4           12.4           27.6
                                                                                         --------      ---------       --------
         Net cash used for investing activities......................................    (3,110.3)        (651.8)      (1,121.9)
                                                                                         --------      ---------       --------
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings.........................................     1,785.8       (1,650.7)         802.3
Change in intercompany receivables/payables..........................................
Proceeds from long-term borrowings...................................................     2,814.0        2,902.1        2,067.6
Principal payments on long-term borrowings...........................................    (2,377.4)      (1,796.2)      (1,106.4)
Proceeds from issuance of common stock...............................................        15.9            4.2           22.7
Repurchases of common stock..........................................................         (.6)         (49.0)        (885.9)
Dividends paid.......................................................................      (206.0)        (205.4)        (212.4)
Other................................................................................        (1.3)           (.1)          (1.2)
                                                                                         --------      ---------       --------
         Net cash provided by (used for) financing activities........................     2,030.4         (795.1)         686.7
                                                                                         --------      ---------       --------
------------------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash..............................................        (3.9)          (1.8)          (2.0)
                                                                                         --------      ---------       --------
------------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents.................................        (3.8)         (14.2)         (20.3)
Cash and Cash Equivalents at Beginning of Year.......................................       295.5          309.7          330.0
                                                                                         --------      ---------       --------
Cash and Cash Equivalents at End of Year.............................................    $  291.7      $   295.5       $  309.7
                                                                                         ========      =========       ========
====================================================================================================================================

The "Consolidated" (Deere & Company and Consolidated Subsidiaries) data in this statement conform with the requirements of FASB Statement No. 94. In the supplemental consolidating data in this statement, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) reflect the basis of consolidation described in Note 1 to the consolidated financial statements. The supplemental "Financial Services" consolidating data in this statement includes primarily Deere & Company's credit operations. Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

The notes to consolidated financial statements are an integral part of this statement.

====================================================================================================================================
                EQUIPMENT OPERATIONS                                                                FINANCIAL SERVICES
(Deere & Company with Financial Services on the Equity Basis)
------------------------------------------------------------------------------------------------------------------------------------
                Year Ended October 31                                                           Year Ended October 31
      2000             1999              1998                                              2000           1999           1998
------------------------------------------------------------------------------------------------------------------------------------

    $ 485.5          $  239.2          $1,021.4                                        $   173.2      $   187.0       $   175.2

       11.2               5.6               6.4                                             63.8           67.9            50.6
      359.0             326.4             324.6                                            318.5          245.0           138.6
     (147.0)           (117.5)           (131.4)                                             (.6)           (.4)            (.2)
     (152.3)           (203.2)            115.3                                             19.5           40.8            26.6

      (70.6)            802.4            (739.1)                                            16.8                           14.4
     (184.0)             50.7            (192.6)
      460.8            (172.1)            (70.0)                                            79.2            1.3            29.3
     (295.1)            143.6            (222.7)                                           (31.1)        (107.1)          (72.7)
    -------          --------          --------                                        ---------      ---------       ---------
      467.5           1,075.1             111.9                                            639.3          434.5           361.8
    -------          --------          --------                                        ---------      ---------       ---------
------------------------------------------------------------------------------------------------------------------------------------

       13.6              23.0              36.1                                          6,641.5        5,994.1         5,649.2
       30.6                                                                                978.3        2,481.6         1,859.9
      202.8                                                                                 45.0          115.4           187.3
        1.4                                65.7                                            333.2          191.3            88.8
                        179.1
      (20.1)            (50.8)            (41.0)                                        (9,137.0)      (8,135.4)       (7,480.5)
                                                                                           (61.9)         (92.9)         (224.9)
     (414.1)           (304.4)           (421.6)                                           (12.6)         (11.1)          (13.1)
       (4.7)             (2.7)           (123.5)                                          (935.2)        (830.8)         (628.8)
     (641.8)           (151.9)            (95.9)                                            (1.5)         (63.9)           (7.2)
                                                                                          (135.2)          (4.8)
       (5.1)             19.7              13.3                                             (4.5)          (7.4)           15.6
    -------          --------          --------                                        ---------      ---------       ---------
     (837.4)           (288.0)           (566.9)                                        (2,289.9)        (363.9)         (553.7)
    -------          --------          --------                                        ---------      ---------       ---------
------------------------------------------------------------------------------------------------------------------------------------

      459.7            (961.9)          1,184.8                                          1,326.1         (688.8)         (382.5)
      (26.7)            (32.5)            (15.0)                                           457.6           10.2          (195.4)
      752.1             499.8             199.4                                          2,061.8        2,402.3         1,868.2
     (208.7)            (19.1)            (38.9)                                        (2,168.7)      (1,777.0)       (1,067.5)
       15.9               4.2              22.7
        (.6)            (49.0)           (885.9)
     (206.0)           (205.4)           (212.4)                                           (26.8)         (75.0)          (56.8)
       (1.3)              (.2)             (1.1)                                            17.1                           (1.3)
    -------          --------          --------                                        ---------      ---------       ---------
      784.4            (764.1)            253.6                                          1,667.1         (128.3)          164.7
    -------          --------          --------                                        ---------      ---------       ---------
------------------------------------------------------------------------------------------------------------------------------------
       (3.9)             (1.8)             (1.9)                                                                            (.1)
    -------          --------          --------                                        ---------      ---------       ---------
------------------------------------------------------------------------------------------------------------------------------------
      410.6              21.2            (203.3)                                            16.5          (57.7)          (27.3)
      229.1             207.9             411.2                                            183.8          241.5           268.8
    -------          --------          --------                                        ---------      ---------       ---------
    $ 639.7          $  229.1          $  207.9                                        $   200.3      $   183.8       $   241.5
    =======          ========          ========                                        =========      =========       =========
====================================================================================================================================

Deere & Company
STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY
====================================================================================================================================
                                                                                        Unamortized                     Other
                                                      Total      Common      Treasury   Restricted    Retained      Comprehensive
(In millions of dollars)                              Equity      Stock        Stock       Stock*      Earnings      Income (Loss)
------------------------------------------------------------------------------------------------------------------------------------
Balance October 31, 1997..........................  $4,147.2    $1,778.5    $  (613.1)     $(17.4)    $3,048.4         $ (49.2)
                                                    --------
Comprehensive income (loss)
    Net income....................................   1,021.4                                           1,021.4
    Other comprehensive income
       Minimum pension liability adjustment.......      (4.7)                                                             (4.7)
       Cumulative translation adjustment..........     (23.1)                                                            (23.1)
       Unrealized gain on marketable securities...       2.3                                                               2.3
                                                    --------
    Total comprehensive income....................     995.9
                                                    --------
Repurchases of common stock.......................    (885.9)                  (885.9)
Treasury shares reissued..........................      31.4                     31.4
Dividends declared................................    (213.3)                                           (213.3)
Other stockholder transactions....................       4.5        11.3                     10.2        (17.0)
                                                    --------    --------    ---------      ------     --------         -------
Balance October 31, 1998..........................   4,079.8     1,789.8     (1,467.6)       (7.2)     3,839.5           (74.7)
                                                    --------
Comprehensive income (loss)
    Net income....................................     239.2                                             239.2
    Other comprehensive income
       Minimum pension liability adjustment.......       (.2)                                                              (.2)
       Cumulative translation adjustment..........     (26.9)                                                            (26.9)
       Unrealized gain on marketable securities...     (18.9)                                                            (18.9)
                                                    --------
    Total comprehensive income....................     193.2
                                                    --------
Repurchases of common stock.......................     (49.0)                   (49.0)
Treasury shares reissued..........................      47.2                     47.2
Dividends declared................................    (204.2)                                           (204.2)
Other stockholder transactions....................      27.3        60.6                    (14.1)       (19.2)
                                                    --------    --------    ---------      ------     --------         -------
Balance October 31, 1999..........................   4,094.3     1,850.4     (1,469.4)      (21.3)     3,855.3          (120.7)
                                                    --------
Comprehensive income (loss)
    Net income....................................     485.5                                             485.5
    Other comprehensive income
       Minimum pension liability adjustment.......      10.4                                                              10.4
       Cumulative translation adjustment..........    (115.0)                                                           (115.0)
       Unrealized loss on marketable securities...      (4.5)                                                             (4.5)
                                                    --------
    Total comprehensive income....................     376.4
                                                    --------
Repurchases of common stock.......................       (.6)                     (.6)
Treasury shares reissued..........................      31.0                     31.0
Dividends declared................................    (205.4)                                           (205.4)
Other stockholder transactions....................       6.2        14.0                     10.4        (18.2)
                                                    --------    --------    ---------      ------     --------         -------
Balance October 31, 2000..........................  $4,301.9    $1,864.4    $(1,439.0)     $(10.9)    $4,117.2         $(229.8)
                                                    ========    ========    =========      ======     ========         =======
====================================================================================================================================

The notes to consolidated financial statements are an integral part of this statement.

*Unamortized restricted stock includes restricted stock issued at market price net of amortization to compensation expense.

REPORT OF MANAGEMENT
================================================================================

     The consolidated financial statements and other financial information of Deere & Company in this report were prepared by management, which is responsible for their contents. They reflect amounts based upon management's best estimates and informed judgments. In management's opinion, the financial statements present fairly the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America.

     The company maintains a system of internal accounting controls and procedures which is intended, consistent with reasonable cost, to provide reasonable assurance that transactions are executed as authorized, that they are included in the financial records in all material respects, and that accountability for assets is maintained. The accounting controls and procedures are supported by careful selection and training of personnel, examinations by an internal auditing department and a continuing management commitment to the integrity of the system.

     The financial statements have been audited to the extent required by auditing standards generally accepted in the United States of America by Deloitte & Touche LLP, independent auditors. The independent auditors have evaluated the company's internal control structure and performed tests of procedures and accounting records in connection with the issuance of their report on the fairness of the financial statements.

     The Board of Directors has appointed an Audit Review Committee composed entirely of directors who are not employees of the company. The Audit Review Committee meets with representatives of management, the internal auditing department and the independent auditors, both separately and jointly.
The Committee discusses with the independent auditors and approves in advance the scope of the audit, reviews with the independent auditors the financial statements and their auditors' report, consults with the internal audit staff and reviews management's administration of the system of internal accounting controls. The Committee reports to the Board on its activities and findings.


INDEPENDENT AUDITORS' REPORT
================================================================================
Deloitte
& Touche

Deere & Company:

We have audited the accompanying consolidated balance sheets of Deere & Company and subsidiaries as of October 31, 2000 and 1999 and the related statements of consolidated income, changes in consolidated stockholders' equity and consolidated cash flows for each of the three years in the period ended October 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Deere & Company and subsidiaries at October 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP


Chicago, Illinois
November 21, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS (Unaudited)
================================================================================

RESULTS OF OPERATIONS FOR THE YEARS ENDED
OCTOBER 31, 2000, 1999 AND 1998
================================================================================
Deere & Company and its subsidiaries manufacture, distribute and finance a full line of agricultural equipment; a variety of commercial and consumer equipment; a broad range of equipment for construction and forestry; and other technological products and services. The company also provides credit services and managed health care plans. Additional information on these business segments is presented in Note 24 to the consolidated financial statements.

2000 COMPARED WITH 1999
================================================================================
CONSOLIDATED RESULTS
Net income in 2000 totaled $486 million, or $2.06 per share diluted ($2.07 basic), compared with $239 million, or $1.02 per share diluted ($1.03 basic), in 1999. The earnings more than doubled this year primarily due to improved manufacturing efficiencies associated with higher sales and production volumes.

     Net sales and revenues increased 12 percent to $13,137 million in 2000, compared with $11,751 million in 1999. Net sales of the Equipment Operations increased 15 percent in 2000 to $11,169 million from $9,701 million last year. Despite weakness in the company's major markets, sales rose due to production and shipments to dealers being better aligned with retail demand this year, market share gains and the inclusion of Timberjack sales, partially offset by the impact of weaker European currencies. Overseas net sales increased 8 percent and excluding the impact of weaker foreign currencies were up 17 percent for the year. Overall, the company's worldwide physical volume of sales increased 18 percent for the year.

     Worldwide equipment operations, which exclude the Financial Services operations and unconsolidated affiliates, had net income of $311 million in 2000, compared with $43 million in 1999. The operating profit from equipment operations also increased significantly to $693 million in 2000, compared to $272 million in 1999. The increases were primarily due to manufacturing efficiencies associated with higher sales and production volumes, in addition to lower pension and postretirement health care costs, and the impact of quality and efficiency improvement initiatives. Partially offsetting these factors were increases in the cost of promotional programs related to used farm equipment held by dealers and higher expenses regarding the development of new products and growth initiatives. Last year's results included a charge for early retirement programs.

     Net income of the company's Financial Services operations in 2000 was $173 million, compared with $187 million in 1999. Additional information is presented in the following discussion of the credit operations. Insurance and health care premiums, claims and benefits expenses, and investment income all decreased this year due to the sale of the insurance subsidiaries in the fourth quarter of 1999.

BUSINESS SEGMENT AND GEOGRAPHIC AREA RESULTS
The following discussion of operating results by reportable segment and geographic area relates to information in Note 24. Operating profit is income before interest expense, foreign exchange gains and losses, income taxes and corporate expenses.

However, operating profit of the credit segment includes the effect of interest expense.

2000 NET SALES AND REVENUES
BY BUSINESS SEGMENT
--------------------------------

[GRAPH APPEARS HERE]

Agricultural Equipment 45%

Commercial & Consumer Equipment 23%

Construction Equipment 17%

Other 5%

Credit 10%

WORLDWIDE AGRICULTURAL EQUIPMENT
-----------------------------------------

[CHART APPEARS HERE]
                                    Operating
           $7.5    $5.1    $5.9     Profit       $941   ($51)  $400
Net Sales  1998    1999    2000     (Loss)       1998   1999   2000
-------------------------------     -------------------------------
(in billions)                       (in millions)

      Sales of the worldwide agricultural equipment segment increased 15 percent for the year. Operating profit increased to $400 million in 2000, compared with an operating loss of $51 million in 1999. Despite continued market weakness, operating profit rose due to improved manufacturing efficiencies associated with higher sales and production volumes, as the segment was able to better align production schedules with retail sales. In addition, the segment benefited from positive customer response to its products, resulting in increased market share for John Deere farm machinery. Also aiding results were lower pension and postretirement health care costs and the impact of initiatives aimed at quality and efficiency improvement. Selling and administrative expenses and research and development expenses were higher due to growth and other initiatives. These increases, however, were proportional to the year's rise in sales. In addition, promotional expenses increased as part of a program that significantly reduced inventories of used equipment held by John Deere dealers in order to better position the segment for increased sales volumes in the future. Last year's results were affected by the $68 million pretax cost of the previously-mentioned early retirement programs. Overseas operations had lower profit due to the impact of weaker European currencies, higher sales incentive costs and increased expenses for the development of new products and for growth initiatives. In addition, average assets of the agricultural equipment segment declined in 2000, compared to last year.

================================================================================
                  WORLDWIDE COMMERCIAL AND CONSUMER EQUIPMENT
--------------------------------------------------------------------------------

[GRAPH APPEARS HERE]


              $2.2    $2.6    $3.0    Operating  $213    $213    $159
Net Sales     1998    1999    2000    Profit     1998    1999    2000
----------------------------------    -------------------------------
(in billions)                         (in millions)


     The commercial and consumer equipment segment had an operating profit of $159 million in 2000, compared to $213 million in 1999. Although retail demand for most products in this segment remained strong as sales rose 12 percent, results were negatively affected by higher expenses related to growth, new products and other initiatives, higher sales incentive costs, and by costs and inefficiencies associated with the handheld product and generator operations, which are experiencing weaker market conditions. A stronger Japanese yen also had an adverse effect on the year's results.


                       WORLDWIDE CONSTRUCTION EQUIPMENT
--------------------------------------------------------------------------------


[GRAPH APPEARS HERE]

              $2.3    $1.9    $2.2    Operating  $326    $149    $191
Net Sales     1998    1999    2000    Profit     1998    1999    2000
----------------------------------    -------------------------------
(in billions)                         (in millions)

     The construction equipment segment had an operating profit of $191 million in 2000, compared to $149 million in 1999. The increase was primarily due to higher sales and improved efficiencies, partially offset by higher growth expenditures. Sales increased 17 percent due to the impact of the acquisition of Timberjack (see Note 1), an expanded product line and market share gains. Last year's sales were adversely affected by implementation of the estimate-to-cash order fulfillment initiative, which has reduced asset levels and cut product delivery times. Current-year results also were negatively affected by a reversal of sales and cost of sales related to company equipment held in inventory by dealers acquired by Nortrax, a recently established venture in which the company has a minority interest (see Note 1).

                          WORLDWIDE CREDIT OPERATIONS
--------------------------------------------------------------------------------

[GRAPH APPEARS HERE]


              $1.0    $1.1    $1.3    Operating  $256    $274    $254
Revenues      1998    1999    2000    Profit     1998    1999    2000
----------------------------------    -------------------------------
(in billions)                         (in millions)

     The operating profit of the credit operations was $254 million in 2000, compared with $274 million in 1999. Additional information is presented in the following discussion of the credit operations.

     The company's other operations had an aggregate operating loss of $39 million for the year, compared with an operating loss of $33 million in 1999. Results for both years were adversely affected by costs related to the development of new products, e-business initiatives and goodwill amortization of the special technologies group. Health care operations continued to generate improved results. The 1999 results included the underwriting losses of the insurance operations, which were sold in that year.


                 UNITED STATES AND CANADA EQUIPMENT OPERATIONS
--------------------------------------------------------------------------------

[GRAPH APPEARS HERE]


              $8.9    $7.0    $8.3    Operating  $1,177  $48     $529
Net Sales     1998    1999    2000    Profit     1998    1999    2000
----------------------------------    -------------------------------
(in billions)                         (in millions)

     The United States and Canadian equipment operations had an operating profit of $529 million in 2000, compared with $48 million last year. The increase was primarily due to the manufacturing efficiencies associated with higher sales and production volumes, lower pension and postretirement health care costs and the impact of quality and efficiency improvement initiatives, partially offset by expenses related to growth and other initiatives and higher sales incentive costs. Sales and physical volume increased 18 percent in 2000, compared with last year.

                         OVERSEAS EQUIPMENT OPERATIONS
--------------------------------------------------------------------------------

[GRAPH APPEARS HERE]

              $3.0    $2.7    $2.9    Operating  $299    $224    $164
Net Sales     1998    1999    2000    Profit     1998    1999    2000
----------------------------------    -------------------------------
(in billions)                         (in millions)

     The overseas equipment operations had an operating profit of $164 million in 2000, compared with $224 million last year. As previously mentioned, the decline this year was due to weaker European currencies, higher sales incentive costs and increased expenses related to the development of new products and growth initiatives. Overseas sales were 8 percent higher than last year, while the physical volume of sales increased 17 percent in 2000, compared with 1999.

================================================================================
MARKET CONDITIONS AND OUTLOOK
Based on a favorable outlook for further growth in the company's equipment operations, the company's worldwide physical volume of sales is currently forecast to increase by 28 percent for the first quarter 2001 and 11 percent for the full year, compared to the same periods in 2000.

Agricultural Equipment. The company expects North American industry retail sales of farm machinery to be slightly higher next year. Lower than anticipated global production of grain and oilseeds has resulted in a modest price improvement for these commodities in recent weeks as well as a reduction in carryover stocks. At the same time, farmers remain in sound overall financial condition. In other areas, industry retail sales of farm machinery are expected to be down 5 percent next year in Europe and flat in Latin America and Australia. Sales of John Deere farm equipment are expected to move higher next year due in large part to the continued success of newly introduced products and this year's reduction in used goods inventories held by dealers. Partially offsetting these factors will be continued expenditures related to growth.

Commercial and Consumer Equipment. In a slowing economic environment, industry retail sales for these products -- which include lawn care equipment, and worksite and utility vehicles -- are expected to be slightly lower in 2001 relative to this year. However, the segment's sales and financial results are expected to improve on the strength of new products and recent steps to improve profitability.

Construction Equipment. Housing starts, though remaining high by historical standards, are expected to be lower in 2001 for the second year in a row. Lumber production in this environment is expected to be scaled back, but pulp production should continue to expand in light of global economic growth and higher pulp prices. As a result of these factors, industry sales of construction equipment are expected to fall by 7 to 10 percent in 2001. The company's construction equipment operations are expected to experience further growth next year, due in large part to the success of new products and the full year inclusion of Timberjack sales. However, the impact of these factors in the financial results of the segment will be partially offset by further growth related expenditures.

Credit Operations. Credit is expected to benefit next year from continued growth in its receivable portfolio both in North American and international markets.

     The company is in position to improve its financial and operating performance in 2001, and is encouraged by the firming tone of farm commodity prices. In addition, the company is pleased with the positive customer response to its many new innovative products, and believes that significant progress has been made in bringing down used equipment inventories. At the same time, the company's initiatives aimed at growth and quality improvement remain well on track.

================================================================================

EURO CONVERSION
The transition period for this change extends through January 1, 2002. The company has substantially completed the process of testing and converting its systems to adopt the euro currency in its operations. The currency change has not had a significant impact on the company's relationships with affected suppliers, distribution network and financial institutions. The cost of information systems modifications, effects on product pricing and purchase contracts, and the impact on foreign currency financial instruments, including derivatives, has not had a material effect on the company's operations. The impact on future operations is also not expected to be material.

SAFE HARBOR STATEMENT
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements under "Market Conditions and Outlook," "Euro Conversion," and the "Supplemental Information (Unaudited)" in Note 25 and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses.

     The results of the company's agricultural equipment segment are strongly influenced by the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, weather conditions, government farm programs, animal diseases, crop pests and harvest yields. Factors that are particularly important to the company's outlook for this segment include the prices realized by farmers for their crops and livestock, which are in turn strongly impacted by weather and soil conditions and the level of farm product exports, as well as the level of payments under United States government farm programs. The success of the fall harvest and the prices realized by farmers for their crops especially affect retail sales of agricultural equipment in the winter.

     The company's outlook for its commercial and consumer equipment sales assumes the continuation of current economic conditions in the United States and is dependent on the level of consumer confidence. Other important assumptions include continued consumer acceptance of the company's new products and a continuation of existing consumer borrowing patterns. Sales of commercial and consumer equipment during the winter are affected by the amount and timing of snowfall.

     The number of housing starts is especially important to sales of the company's construction equipment. The results of the company's construction equipment segment are also impacted by levels of public construction and non-residential construction. Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

================================================================================

     All of the company's businesses are affected by general economic conditions in the global markets in which the company operates, interest and currency exchange rates, as well as monetary and fiscal policies (including actions by the Federal Reserve Board); actions of competitors in the various industries in which the company competes, particularly price cutting; dealer practices, especially as to levels of new and used field inventories; and legislation affecting the sectors in which the company operates. Other risks and uncertainties that, from time to time, could affect the company's results include production difficulties, such as capacity and supply constraints; labor relations; technological difficulties; and changes to accounting standards.

     The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. These estimates and data are often revised. The company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in other filings with the Securities and Exchange Commission.

1999 COMPARED WITH 1998
================================================================================
CONSOLIDATED RESULTS
Net income in 1999 totaled $239 million, or $1.02 per share diluted ($1.03 basic), compared with $1,021 million, or $4.16 per share diluted ($4.20 basic), in 1998. The decline in profits was largely due to a continuation of weak demand for agricultural equipment caused by depressed farm commodity prices. Cash flow from operations, however, was higher due to a reduction in agricultural equipment receivables of approximately $800 million, and a decline in construction equipment receivables of approximately $200 million. During 1999, the company implemented aggressive production schedule reductions in order to help balance receivables and inventories with forecasted levels of demand.

     Net sales and revenues decreased 15 percent to $11,751 million in 1999, compared with $13,822 million in 1998. Net sales of the Equipment Operations decreased 19 percent in 1999 to $9,701 million from $11,926 million in 1998. Overseas net sales were $2,678 million in 1999 compared with $3,049 million in 1998. Overall, the company's worldwide physical volume of sales decreased 18 percent in 1999.

     The company's Equipment Operations, which exclude the Financial Services operations, had operating profit of $272 million in 1999, compared with $1,476 million in 1998. Lower sales and production volumes of agricultural and construction equipment, an adverse sales mix and the cost of early-retirement programs affected the 1999 results. Largely due to the reduction in agricultural and construction trade receivables, equipment operations' assets ended 1999 at $8,702 million, 4 percent below the level in 1998.

     Net income of the company's Financial Services operations improved in 1999 totaling $187 million, compared with $175 million in 1998. Finance and interest income increased to $1,027 million in 1999, compared with $887 million in 1998. Additional information is presented in the following discussion of the credit operations.

BUSINESS SEGMENT RESULTS
The agricultural equipment segment incurred an operating loss of $51 million in 1999, compared with an operating profit of $941 million in 1998. Lower sales and production volumes, especially of high-horsepower, high-margin agricultural equipment, were primary reasons for the loss as sales decreased 31 percent in 1999, compared with 1998. Lower production volumes, however, helped achieve a substantial reduction in trade receivables and improved cash flow. Results were also affected by the $68 million pretax cost of early-retirement programs and higher sales incentive costs, with an emphasis on used goods. Overseas operations, which experienced a more moderate decline in sales than in North America, continued to be positive contributors to the segment's results. These operations, as well, benefited from increased market shares and strong response to innovative products.

     The commercial and consumer equipment segment had an operating profit of $213 million in 1999 and 1998. The 1999 results benefited from a 21 percent increase in sales and higher production volumes driven by strong retail demand and market-share gains, offset by higher expenses for the development and introduction of new products and the start-up of new facilities.

     The construction equipment segment had an operating profit of $149 million in 1999, compared to $326 million in 1998. Sales decreased 18 percent in 1999, compared to 1998. During the early part of 1999, the segment began implementation of its estimate-to-cash order fulfillment initiative, which was aimed at better matching product availability with customer requirements, while reducing field inventories. Although retail sales remained at favorable levels, company sales and production volumes declined as dealers reduced field inventories largely due to this initiative. The reduction, however, also reflected a weaker business outlook. In addition, the 1999 results were affected by higher sales incentive costs.

     The operating profit of the credit operations improved to $274 million in 1999, compared with $256 million in 1998. Additional credit operations information follows.

CREDIT OPERATIONS
================================================================================
The credit operations primarily finance sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction equipment, and sales by non-Deere dealers of recreational products. In addition, these operations provide wholesale financing to dealers of the foregoing equipment, provide operating loans and finance retail revolving charge accounts.

================================================================================

Condensed combined financial information of the credit operations in millions of dollars follows:

--------------------------------------------------------------------------------
                                                             October 31
Financial Position                                         2000      1999
--------------------------------------------------------------------------------
Cash and cash equivalents.........................       $   165     $  149
                                                         -------     ------
Financing receivables and leases:
   Retail notes...................................         5,444      4,215
   Revolving charge accounts......................         1,133        918
   Wholesale notes................................         1,068      1,052
   Financing leases...............................           611        532
   Equipment on operating leases..................         1,949      1,652
                                                         -------     ------
      Total financing receivables and leases......        10,205      8,369
   Less allowance for credit losses...............           106         93
                                                         -------     ------
      Total - net.................................        10,099      8,276
                                                         -------     ------
Other receivables.................................           232        108
                                                         -------     ------
Net property and other assets.....................           179        125
                                                         -------     ------
      Total assets................................       $10,675     $8,658
                                                         =======     ======
Short-term borrowings.............................       $ 4,831     $3,846
Payables to Deere & Company.......................           824        318
Deposits withheld from dealers and merchants......           147        139
Other liabilities.................................           526        433
Long-term borrowings..............................         3,047      2,770
Stockholder's equity..............................         1,300      1,152
                                                         -------     ------
      Total liabilities and stockholder's equity..       $10,675     $8,658
                                                         =======     ======
--------------------------------------------------------------------------------
                                                      Year Ended October 31
Summary of Operations                               2000       1999      1998
--------------------------------------------------------------------------------
Revenues.......................................... $1,327     $1,137     $ 973
                                                   ------     ------     -----
Expenses:
   Interest.......................................    515        408       400
   Selling, administrative and general............    187        152       142
   Provision for credit losses....................     64         68        50
   Depreciation and other.........................    307        234       125
                                                   ------     ------     -----
      Total.......................................  1,073        862       717
                                                   ------     ------     -----
Income of consolidated group
  before income taxes.............................    254        275       256
Provision for income taxes........................     93        100        93
                                                   ------     ------     -----
Income of consolidated group......................    161        175       163
Equity in income of unconsolidated affiliates.....      1
                                                   ------     ------     -----
Net income........................................ $  162     $  175     $ 163
                                                   ======     ======     =====
Ratio of earnings to fixed charges................   1.49       1.66      1.63
--------------------------------------------------------------------------------

     Acquisition volumes of financing receivables and leases increased 12 percent in 2000, compared with 1999. The volumes of revolving charge accounts, leases and retail notes increased 26 percent, 18 percent and 11 percent, respectively. The credit operations also sold retail notes receiving proceeds of $978 million during 2000, compared with $2,482 million in 1999 and $1,860 million in 1998. The gains on the sales of these retail notes were $24 million, $45 million and $41 million during 2000, 1999 and 1998, respectively. At October 31, 2000 and 1999, net financing receivables and leases administered, which include receivables previously sold but still administered, were $12,223 million and $10,992 million, respectively. The discussion in Note 7 presents additional information.

     Net income of the credit operations was $162 million in 2000, compared with $175 million in 1999 and $163 million in 1998. Net income in 2000 was lower than in 1999 due primarily to a reduced level of receivable sales, resulting in lower gains, and by higher operating expenses, partially offset by higher earnings from growth in the receivable and lease portfolio. Total revenues of the credit operations increased 17 percent in 2000, reflecting the larger average portfolio, compared with 1999. The average balance of receivables and leases financed was 11 percent higher in 2000, compared with 1999. An increase in average borrowings and higher borrowing rates in 2000 resulted in a 26 percent increase in interest expense, compared with 1999. Depreciation expense increased this year due to the increase in the equipment on operating leases.

     Net income in 1999 was higher than in 1998 due primarily to higher earnings from a larger average receivable and lease portfolio, a reduction in leverage and a gain on the sale of the yacht retail note portfolio and related intangibles, partially offset by higher receivable write-offs, lower financing spreads and higher operating expenses. Total revenues of the credit operations increased in 1999, reflecting the larger average portfolio, compared with 1998. The average balance of receivables and leases financed was 6 percent higher in 1999, compared with 1998. Higher average borrowings in 1999 resulted in a small increase in interest expense, compared with 1998.

CAPITAL RESOURCES AND LIQUIDITY
================================================================================
The discussion of capital resources and liquidity has been organized to review separately, where appropriate, the company's Equipment Operations, Financial Services operations and the consolidated totals.

EQUIPMENT OPERATIONS
The company's equipment businesses are capital intensive and are subject to large seasonal variations in financing requirements for receivables from dealers and inventories. Accordingly, to the extent necessary, funds provided by operations are supplemented from external borrowing sources.

[GRAPH APPEARS HERE]


                  $1,867   $1,655   $1,140    $936     $890     $624
Primary
Cash Flows
Years 1998-2000      1        2        3        4        5        6
--------------------------------------------------------------------
(in millions)

Cash Inflows                       Cash Outflows
------------                       -------------
1. Increased Borrowings            3. Purchases of Property and Equipment
2. Cash Provided by Operations     4. Repurchases of Common Stock
                                   5. Acquisitions of Businesses
                                   6. Dividends Paid

================================================================================

     Cash provided by operating activities during 2000 was $468 million, primarily resulting from net income. The operating cash flows and a $1,003 million increase in borrowings were used primarily to fund acquisitions of businesses of $642 million, purchases of property and equipment of $414 million and the payment of dividends to stockholders of $206 million. Cash and cash equivalents also increased $411 million.

     Over the last three years, operating activities have provided an aggregate of $1,655 million in cash. In addition, borrowings increased $1,867 million.
The aggregate amount of these cash flows was used mainly to fund purchases of property and equipment of $1,140 million, repurchases of common stock of $936 million, acquisitions of businesses for $890 million and stockholders' dividends of $624 million.

     Trade accounts and notes receivable arise from sales of goods to dealers. Trade receivables decreased by $82 million during 2000. Agricultural equipment trade receivables decreased $276 million. Commercial and consumer equipment receivables increased $124 million, construction equipment receivables increased $68 million and other equipment receivables increased $2 million. The ratios of worldwide trade accounts and notes receivable at October 31 to fiscal year net sales were 28 percent in 2000, compared with 34 percent in 1999 and 1998.

     The collection period for trade receivables averages less than 12 months. The percentage of receivables outstanding for a period exceeding 12 months was 8 percent at October 31, 2000, compared with 12 percent at October 31, 1999 and 8 percent at October 31, 1998.

     Inventories increased by $259 million in 2000. Since most of these inventories are valued on the last-in, first-out (LIFO) method, lower prevailing costs from prior years are assigned to beginning inventories. Inventories valued on an approximate current cost basis increased by 8 percent during 2000, compared to an increase in net sales of 15 percent during the same period.

     Total interest-bearing debt of the Equipment Operations was $2,645 million at the end of 2000, compared with $1,678 million at the end of 1999 and $2,065 million at the end of 1998. The ratio of total debt to total capital (total interest-bearing debt and stockholders' equity) at the end of 2000, 1999 and 1998 was 38.1 percent, 29.1 percent and 33.6 percent, respectively.

     During 2000, the Equipment Operations issued $500 million of 7.85% notes due in 2010 and $250 million of 8.10% debentures due in 2030. These operations also retired $203 million of medium-term notes.

FINANCIAL SERVICES
The Financial Services' credit operations rely on their ability to raise substantial amounts of funds to finance their receivable and lease portfolios. Their primary sources of funds for this purpose are a combination of borrowings and equity capital. Additionally, the credit operations periodically sell substantial amounts of retail notes.

     Cash flows from the company's Financial Services operating activities were $639 million in 2000. Cash provided by financing activities totaled $1,667 million in 2000, representing mainly an increase in total borrowings of $1,677 million. The cash provided by operating and financing activities was used primarily to increase total receivables and leases. Cash used for investing activities totaled $2,290 million in 2000, primarily due to acquisitions of receivables and leases exceeding collections by $3,431 million, which was partially offset by proceeds of $978 million from the sale of receivables and $333 million from the sale of equipment on operating leases.

     Over the past three years, the Financial Services operating activities have provided $1,436 million in cash. In addition, the sale of receivables and an increase in borrowings have provided $5,320 million and $1,846 million, respectively. These amounts have been used mainly to fund receivable and lease acquisitions, which exceeded collections by $8,863 million.

     Financing receivables and leases increased by $1,823 million in 2000, compared with 1999. Additional information is presented in the preceding discussion of the credit operations.

     Total outside interest-bearing debt of the credit operations was $7,878 million at the end of 2000, compared with $6,616 million at the end of 1999 and $6,049 million at the end of 1998. The credit subsidiaries' ratio of total interest-bearing debt to total stockholder's equity was 6.7 to 1 at the end of 2000, compared with 6.0 to 1 at the end of 1999 and 6.1 to 1 at the end of 1998.

     During 2000, the credit operations issued $1,964 million and retired $1,980 million of medium-term notes.

CONSOLIDATED
The company maintains unsecured lines of credit with various United States and foreign banks. The discussion in Note 13 provides further information.

     The company is naturally exposed to various interest rate and foreign currency risks. As a result, the company enters into derivative transactions to manage certain of these exposures that arise in the normal course of business, and not for the purpose of creating speculative positions or trading. The company's credit operations manage the relationship of the types and amounts of their funding sources to their receivable and lease portfolio in an effort to diminish risk due to interest rate fluctuations, while responding to favorable financing opportunities. Accordingly, from time to time, these operations enter into interest rate swap agreements to manage their interest rate exposure. The company also has foreign currency exposures at some of its foreign and domestic operations related to buying, selling and financing in currencies other than the local currencies. The company has entered into agreements related to the management of these currency transaction risks. The credit and market risks under these interest rate and foreign currency agreements are not considered to be significant. Additional detailed financial instrument information is included in Notes 22 and 25.

     Stockholders' equity was $4,302 million at October 31, 2000, compared with $4,094 million and $4,080 million at October 31, 1999 and 1998, respectively. The increase in 2000 was caused primarily by net income of $486 million, partially offset by cash dividends declared of $205 million and a change in the cumulative translation adjustment of $115 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
The consolidated financial statements represent the consolidation of all companies in which Deere & Company has a controlling interest. Deere & Company records its investment in each unconsolidated affiliated company (generally 20 to 50 percent ownership) at its related equity in the net assets of such affiliate. Other investments (less than 20 percent ownership) are recorded at cost. Consolidated retained earnings at October 31, 2000 include undistributed earnings of the unconsolidated affiliates of $60 million. Dividends from unconsolidated affiliates were $3 million in 2000, $6 million in 1999 and $6 million in 1998.

     The company's consolidated financial statements and some information in the notes and related commentary are presented in a format which includes data grouped as follows:

Equipment Operations - These data include the company's agricultural equipment, commercial and consumer equipment, construction equipment, and special technologies operations with Financial Services reflected on the equity basis. Data relating to the above equipment operations, including the consolidated group data in the income statement, are also referred to as "Equipment Operations" in this report.

Financial Services - These data include the company's credit, insurance and health care operations. The insurance operations were sold in the fourth quarter of 1999.

Consolidated - These data represent the consolidation of the Equipment Operations and Financial Services. References to "Deere & Company" or "the company" refer to the entire enterprise.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

     Sales of equipment and service parts are recorded when title and all risk of ownership are transferred to the independent dealer, based on the agreement in effect with the dealer. In the United States and most international locations, this transfer occurs when goods are shipped to the dealer. In Canada and other international locations, certain goods are shipped to dealers on a consignment basis under which title and risk of ownership are not transferred to the dealer. Accordingly, sales are not recorded until a retail customer has purchased the goods. In all cases, when a sale is recorded by the company, no significant uncertainty exists surrounding the purchaser's obligation to pay and no right of return exists. The company makes appropriate provisions based on experience for costs such as doubtful receivables, sales incentives and product warranty.

     The functional currencies for most of the company's foreign operations are their respective local currencies. The assets and liabilities of these operations are translated to U.S. dollars at the end of the period exchange rates, and the revenues and expenses are translated at weighted-average rates for the period. The gains or losses from these translations are included in other comprehensive income, which is part of stockholders' equity. Gains or losses from transactions denominated in a currency other than the functional currency of the subsidiary involved are included in net income.

     In 2000, the company adopted AICPA Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP requires the capitalization of costs for software developed internally for internal use, which were previously expensed. The amount of total capitalized software costs, including purchased and internally developed software, classified as "Other Assets" at October 31, 2000 was $174 million, less accumulated amortization of $113 million. Amortization of these software costs was $29 million in 2000. The SOP's effect on the company's financial position or net income was not material.

     In 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended by Statement No. 138 in 2000. Under the new standards, all derivatives will be recorded at fair value in the financial statements. The company will adopt these statements in fiscal year 2001 and the effect on the company's financial position or net income will not be material. In 2000, the FASB issued Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This standard revises FASB Statement No. 125 and requires additional disclosure. The Statement will be effective March 31, 2001 and will have no material impact on the company's financial position or net income. In 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. The SAB summarizes the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The company has reviewed its revenue recognition policies and has determined that they comply with the principles as set forth in SAB No. 101. Accordingly, the adoption of the SAB will have no effect on the company's financial position or net income.

      On April 28, 2000, the company acquired Timberjack Group, a leading manufacturer of forestry equipment headquartered in Helsinki, Finland, for $608 million. The acquisition has been accounted for as a purchase with the purchase price allocated to the assets acquired and liabilities assumed based on the fair values as of the acquisition date. The excess of this purchase price over the fair value of the net assets acquired (goodwill) was approximately $430 million, which is being amortized on a straight-line basis over 30 years. The Timberjack assets, liabilities and results of operations are included in the consolidated financial statements from the date of acquisition. Timberjack reported annual sales of $515 million in 1999. The pro forma results of operations for 2000 and 1999, as if the acquisition had occurred at the beginning of the fiscal year, would not differ significantly from reported results.

      During 2000, the company invested $36 million for 41 and 40 percent interests in Nortrax, Inc. and Nortrax II, Inc., respectively, both construction equipment dealers. Among their activities, these Nortrax dealers pursue the acquisition of other construction equipment dealers to enhance their profitability. In doing so, they provide a source of liquidity for other dealers who have chosen to exit the construction equipment business. The company accounts for its investments in these Nortrax dealers on the equity basis and, accordingly, does not recognize 41 or 40 percent of the company's sales to these dealers until the goods are sold to an unaffiliated party. At the time an acquisition of a dealer by the Nortrax dealers becomes probable, the company eliminates 41 or 40 percent of the previously recognized company sales related to remaining inventories held by the dealers. The company has call options to purchase an additional 57 or 60 percent of these Nortrax dealers from certain owners beginning in approximately three years. These same owners also have put options to require the company to purchase their 57 or 60 percent ownership interests

================================================================================

beginning in three to four years. The options may be exercised over a two- to three-year period. Whether the options will be exercised in the future is uncertain at this time. The acquisitions of the interests in the Nortrax dealers and their activities have not had a material effect on the company's financial position or results of operations and the impact on future financial statements is uncertain at present.

     Certain amounts for prior years have been reclassified to conform with 2000 financial statement presentations.

2. PENSION AND OTHER POSTRETIREMENT BENEFITS
================================================================================
The company has several defined benefit pension plans covering its United States employees and employees in certain foreign countries. The company also has several defined benefit health care and life insurance plans for retired employees in the United States and Canada.

     The worldwide components of net periodic pension cost and the significant assumptions consisted of the following in millions of dollars and in percents:

--------------------------------------------------------------------------------
                                                        2000    1999    1998
--------------------------------------------------------------------------------
Pensions
Service cost........................................   $ 106    $ 117   $ 102
Interest cost.......................................     414      396     386
Expected return on assets...........................    (543)    (497)   (456)
Amortization of actuarial loss......................       1       33      29
Amortization of prior service cost..................      36       44      43
Amortization of net transition asset................      (8)      (8)    (11)
Special termination benefits........................               29       5
Settlements/curtailments............................       7       (2)      2
                                                       -----    -----   -----
Net cost............................................   $  13    $ 112   $ 100
                                                       =====    =====   =====
Weighted-average Assumptions
Discount rates for obligations......................     7.4%     7.4%    7.0%
Discount rates for expenses.........................     7.4%     7.0%    7.5%
Assumed rates of compensation increases.............     4.8%     4.9%    4.9%
Expected long-term rates of return..................     9.7%     9.7%    9.7%
--------------------------------------------------------------------------------

     The worldwide components of net periodic postretirement benefits cost and the significant assumptions consisted of the following in millions of dollars and in percents:

--------------------------------------------------------------------------------
                                                        2000    1999    1998
--------------------------------------------------------------------------------
Health Care and Life Insurance
Service cost........................................   $  70    $  85   $  74
Interest cost.......................................     189      188     172
Expected return on assets...........................     (43)     (35)    (31)
Amortization of actuarial loss......................       1       23       2
Amortization of prior service cost..................      (3)      (4)     (6)
Special termination benefits........................                5
Settlement..........................................                3
                                                       -----    -----   -----
Net cost............................................   $ 214    $ 265   $ 211
                                                       =====    =====   =====

Weighted-average Assumptions
Discount rates for obligations......................    7.74%    7.75%   7.26%
Discount rates for expenses.........................    7.75%    7.26%   7.76%
Expected long-term rates of return..................     9.7%     9.7%    9.7%
--------------------------------------------------------------------------------

     In addition to the special termination benefits included in the pension and postretirement benefit plans shown above, the company provided $34 million of other special early-retirement benefits to certain employees in 1999. These benefits and the special termination benefits included in the benefit plans totaled $68 million in 1999.

     The annual rates of increase in the per capita cost of covered health care benefits (the health care cost trend rates) used to determine 2000, 1999 and 1998 costs were assumed to be 4.5 percent for 2001 and all future years, 6.0 percent for 2000 and 4.5 percent for 2001 and all future years, and 9.1 percent for 1999, decreasing gradually to 4.5 percent by the year 2001, respectively. An increase of one percentage point in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligations at October 31, 2000 by $270 million and the net periodic postretirement benefits cost for that year by $31 million. A decrease of one percentage point would decrease the postretirement benefit obligations by $242 million and the cost by $28 million for the same period.

     A worldwide reconciliation of the funded status of the benefit plans at October 3l in millions of dollars follows:

-----------------------------------------------------------------------------
                                                                Health Care
                                                                    and
                                             Pensions          Life Insurance
                                           ------------        --------------
                                           2000    1999        2000      1999
-----------------------------------------------------------------------------
Change in benefit obligations
Beginning of year balance...........  $ (5,795)   $ (5,830)  $ (2,667) $ (2,517)
Service cost........................      (106)       (117)       (70)      (85)
Interest cost.......................      (414)       (396)      (189)     (188)
Actuarial gain (loss)...............        (3)        188        148       (37)
Amendments..........................                    (6)
Benefits paid.......................       405         364        170       164
Settlements/curtailments............        (7)          2                   (3)
Special termination benefits........                   (29)                  (5)
Acquisition of business.............       (25)                    (6)
Foreign exchange and other..........        72          29          2         4
                                      --------    --------   --------  --------
End of year balance.................    (5,873)     (5,795)    (2,612)   (2,667)
                                      --------    --------   --------  --------
Change in plan assets (fair value)
Beginning of year balance...........     6,472       5,661        445       359
Actual return on plan assets........     1,510       1,143        107        76
Employer contribution...............        42          23        170       168
Benefits paid.......................      (405)       (364)      (170)     (158)
Acquisition of business.............        33
Foreign exchange and other..........        (6)          9
                                      --------    --------   --------  --------
End of year balance.................     7,646       6,472        552       445
                                      --------    --------   --------  --------
Plan obligation (more than)
   less than plan assets............     1,773         677     (2,060)   (2,222)
Unrecognized actuarial (gain) loss..    (1,609)       (638)        82       295
Unrecognized prior service
   (credit) cost....................       151         186         (6)       (8)
Remaining unrecognized
   transition asset.................       (10)        (17)
                                      --------    --------   --------  --------
Net amount recognized
   in the balance sheet.............  $    305    $    208   $ (1,984) $ (1,935)
                                      ========    ========   ========  ========
Amounts recognized in
   balance sheet
Prepaid benefit cost................  $    635    $    620
Accrued benefit liability...........      (362)       (463)  $ (1,984) $ (1,935)
Intangible asset....................        21          25
Accumulated pretax charge to
   other comprehensive income.......        11          26
                                      --------    --------   --------  --------
Net amount recognized...............  $    305     $   208   $ (1,984) $ (1,935)
                                      ========    ========   ========  ========
--------------------------------------------------------------------------------

================================================================================
     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with the accumulated benefit obligations greater than plan assets at October 31, 2000 were $333 million, $299 million and none, respectively, and at October 31, 1999 were $425 million, $385 million and $14 million, respectively.

3. INCOME TAXES
================================================================================
The provision for income taxes by taxing jurisdiction and by significant component consisted of the following in millions of dollars:

--------------------------------------------------------------------------------
                                    2000            1999            1998
--------------------------------------------------------------------------------
Current:
  United States:
    Federal....................... $ 264           $ 115            $216
    State.........................    26              13              30
  Foreign.........................   142             166             164
                                   -----           -----            ----
      Total current...............   432             294             410
                                   -----           -----            ----

Deferred:
  United States:
    Federal.......................  (118)           (143)            138
    State.........................   (14)            (13)             10
  Foreign.........................    (6)             (3)             (4)
                                   -----           -----            ----
      Total deferred..............  (138)           (159)            144
                                   -----           -----            ----
Provision for income taxes........ $ 294           $ 135            $554
                                   =====           =====            ====
--------------------------------------------------------------------------------

     Based upon location of the company's operations, the consolidated income before income taxes in the United States in 2000, 1999 and 1998 was $504 million, $21 million and $1,158 million, respectively, and in foreign countries was $274 million, $344 million and $402 million, respectively. Certain foreign operations are branches of Deere & Company and are, therefore, subject to United States as well as foreign income tax regulations. The pretax income by location and the preceding analysis of the income tax provision by taxing jurisdiction are, therefore, not directly related.

     A comparison of the statutory and effective income tax provision and reasons for related differences in millions of dollars follows:

--------------------------------------------------------------------------------
                                        2000            1999           1998
--------------------------------------------------------------------------------
United States federal income tax
 provision at a statutory rate
 of 35 percent......................... $272            $128           $546
Increase (decrease) resulting from:
State and local income taxes, net
 of federal income tax benefit.........    8                             25
Taxes on foreign income which differ
 from the United States statutory
 rate..................................   13              22              3
Benefit of Foreign Sales Corporation...   (8)            (11)           (20)
Other adjustments--net.................    9              (4)
                                        ----            ----           ----
Provision for income taxes............. $294            $135           $554
                                        ====            ====           ====
--------------------------------------------------------------------------------

     Deferred income taxes arise because there are certain items that are treated differently for financial accounting than for income tax reporting purposes. An analysis of the deferred income tax assets and liabilities at October 31 in millions of dollars follows:

--------------------------------------------------------------------------------
                                            2000                   1999
                                   ---------------------  ---------------------
                                    Deferred    Deferred   Deferred    Deferred
                                      Tax         Tax        Tax         Tax
                                     Assets   Liabilities   Assets   Liabilities
--------------------------------------------------------------------------------
Deferred installment sales income..               $211                   $317
Tax over book depreciation.........                158                    138
Deferred lease income..............                101                     72
Accrual for retirement and
 postemployment benefits........... $  631                 $  619
Accrual for sales allowances.......    283                    262
Accrual for vacation pay...........     51                     54
Allowance for doubtful
 receivables.......................     55                     48
Tax loss and tax credit
 carryforwards.....................     45                     12
Minimum pension liability
 adjustment........................      5                     10
Other items........................    114          44        115          56
Less valuation allowance...........     (4)                    (2)
                                    ------        ----     ------        ----
Deferred income tax
 assets and liabilities............ $1,180        $514     $1,118        $583
                                    ======        ====     ======        ====
--------------------------------------------------------------------------------

     At October 31, 2000, accumulated earnings in certain overseas subsidiaries totaled $669 million for which no provision for United States income taxes or foreign withholding taxes has been made, because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practical.

     Deere & Company files a consolidated federal income tax return in the United States, which includes the wholly-owned Financial Services subsidiaries. These subsidiaries account for income taxes generally as if they filed separate income tax returns.

     At October 31, 2000, certain tax loss and tax credit carryforwards for $45 million were available with $24 million expiring from 2006 through 2019 and $21 million with an unlimited expiration date.

4. OTHER INCOME AND OTHER OPERATING EXPENSES
================================================================================
The major components of other income and other operating expenses consisted of the following in millions of dollars:

--------------------------------------------------------------------------------
                                        2000            1999            1998
--------------------------------------------------------------------------------
Other income
Gains from sales of retail notes....... $ 24            $ 45            $ 41
Securitization and servicing fee
 income................................   31              38              33
Revenues from services.................   40              25
Other..................................   60              60              49
                                        ----            ----            ----
  Total................................ $155            $168            $123
                                        ====            ====            ====

Other operating expenses
Depreciation on equipment on
 operating leases...................... $280            $205            $146
Cost of services.......................   36              23
Other..................................    3               8              30
                                        ----            ----            ----
  Total................................ $319            $236            $176
                                        ====            ====            ====

--------------------------------------------------------------------------------

================================================================================
5. MARKETABLE SECURITIES
--------------------------------------------------------------------------------
Marketable securities are currently held by the health care subsidiaries. All marketable securities are classified as available-for-sale under FASB Statement No. 115, with unrealized gains and losses shown as a component of stockholders' equity. Realized gains or losses from the sales of marketable securities are based on the specific identification method.

     The amortized cost and fair value of marketable securities in millions of dollars follow:

--------------------------------------------------------------------------------
                                  Amortized      Gross         Gross
                                    Cost       Unrealized    Unrealized    Fair
                                   or Cost        Gains        Losses      Value
--------------------------------------------------------------------------------
October 31, 2000
Equity securities..............     $  8           $ 1                      $  9
U.S. government and agencies...       23                                      23
Corporate......................       62             1            $ 1         62
Mortgage-backed securities.....       33                                      33
                                    ----           ---            ---       ----
Marketable securities..........     $126           $ 2            $ 1       $127
                                    ====           ===            ===       ====
October 31, 1999
Equity securities..............     $ 86           $18            $ 9       $ 95
U.S. government and agencies...       33             1                        34
Corporate......................      129             1              2        128
Mortgage-backed securities.....       59             1              1         59
                                    ----           ---            ---       ----
Marketable securities..........     $307           $21            $12       $316
                                    ====           ===            ===       ====
--------------------------------------------------------------------------------


     The contractual maturities of debt securities at October 31, 2000 in millions of dollars follow:

----------------------------------------------------------------------
                                                    Amortized    Fair
                                                       Cost      Value
----------------------------------------------------------------------
Due in one year or less..........................      $ 15       $ 15
Due after one through five years.................        65         65
Due after five through 10 years..................        28         28
Due after 10 years...............................        10         10
                                                       ----       ----
Debt securities..................................      $118       $118
                                                       ====       ====
----------------------------------------------------------------------

     Actual maturities may differ from contractual maturities because some borrowers have the right to call or prepay obligations. Proceeds from the sales of available-for-sale securities were $205 million in 2000, $19 million in 1999 and $105 million in 1998. In 2000, realized gains were $20 million and realized losses were $13 million on these sales. In 1999 and 1998, the gains and losses were not significant. Proceeds in 2000 include the sale of securities that were previously transferred to Deere & Company from John Deere Insurance Group, Inc. prior to the sale of this subsidiary in 1999. The increase (decrease) in the net unrealized holding gain after income taxes was $(5) million, $(19) million and $3 million during 2000, 1999 and 1998, respectively.


6. TRADE ACCOUNTS AND NOTES RECEIVABLE
--------------------------------------------------------------------------------
Trade accounts and notes receivable at October 31 consisted of the following in millions of dollars:

----------------------------------------------------------------------
                                                       2000      1999
----------------------------------------------------------------------
Trade accounts and notes:
     Agricultural..................................   $1,819    $2,095
     Commercial and consumer.......................    1,120       996
     Construction..................................      215       147
     Other.........................................       15        13
                                                      ------    ------
Trade accounts and notes receivable - net..........   $3,169    $3,251
                                                      ======    ======
----------------------------------------------------------------------

     At October 31, 2000 and 1999, dealer notes included in the previous table were $622 million and $856 million, respectively, and the allowance for doubtful trade receivables included was $34 million for both years.

     Trade accounts and notes receivable arise from sales of goods to dealers. Under the terms of the sales to dealers, interest is charged to dealers on outstanding balances, from the earlier of the date when goods are sold to retail customers by the dealer or the expiration of certain interest-free periods granted to the dealer at the time of the sale, until payment is received by the company. Dealers cannot cancel purchases after goods are shipped and are responsible for payment even if the equipment is not sold to retail customers. The interest-free periods are determined based on the type of equipment sold and the time of year of the sale. These periods range from one to 12 months for agricultural tractors, from one to four months for most construction equipment, and from two to 24 months for most other equipment. Interest-free periods may not be extended. Interest charged may not be forgiven and interest rates, which exceed the prime rate, are set based on market factors. The company evaluates and assesses dealers on an ongoing basis as to their credit worthiness and generally retains a security interest in the goods associated with these trade receivables. The company is obligated to repurchase goods sold to a dealer upon cancellation or termination of the dealer's contract for such causes as change in ownership, closeout of the business or default. The company may also in certain circumstances repurchase goods sold to a dealer in order to satisfy a request for goods from another dealer.

     Trade accounts and notes receivable have significant concentrations of credit risk in the agricultural, commercial and consumer and construction sectors as shown in the previous table. On a geographic basis, there is not a disproportionate concentration of credit risk in any area.


7. FINANCING RECEIVABLES
--------------------------------------------------------------------------------
Financing receivables at October 31 consisted of the following in millions of dollars:

----------------------------------------------------------------------
                                                     2000        1999
----------------------------------------------------------------------
Retail notes:
   Equipment:
     Agricultural................................   $4,342      $3,397
     Commercial and consumer.....................      611         457
     Construction................................    1,419         854
   Recreational products.........................      327         333
                                                    ------      ------
     Total.......................................    6,699       5,041
Revolving charge accounts........................    1,133         918
Financing leases.................................      728         633
Wholesale notes..................................    1,068       1,052
                                                    ------      ------
   Total financing receivables...................    9,628       7,644
                                                    ------      ------
Less:
   Unearned finance income:
     Equipment notes.............................    1,020         626
     Recreational product notes..................      110          80
     Financing leases............................      116         102
                                                    ------      ------
       Total.....................................    1,246         808
                                                    ------      ------
   Allowance for doubtful receivables............      106          93
                                                    ------      ------
Financing receivables - net......................   $8,276      $6,743
                                                    ======      ======
----------------------------------------------------------------------

================================================================================
     Financing receivables have significant concentrations of credit risk in the agricultural, construction, commercial and consumer, and recreational product business sectors as shown in the previous table. On a geographic basis, there is not a disproportionate concentration of credit risk in any area. The company retains as collateral a security interest in the equipment associated with retail notes, wholesale notes and financing leases.

     Financing receivable installments, including unearned finance income, at October 31 are scheduled as follows in millions of dollars:


------------------------------------------------------------------
                                                2000          1999
------------------------------------------------------------------
Due in months:
         0 - 12............................   $4,013        $3,432
        13 - 24............................    2,193         1,670
        25 - 36............................    1,466         1,066
        37 - 48............................    1,016           781
        49 - 60............................      648           485
        Thereafter..........................     292           210
                                              ------        ------
Total.......................................  $9,628        $7,644
                                              ======        ======
------------------------------------------------------------------

     The maximum terms for retail notes are generally eight years for agricultural equipment, five years for construction equipment, six years for commercial and consumer equipment and 15 years for recreational products. The maximum term for financing leases is generally five years, while the maximum term for wholesale notes is generally 12 months.

     At October 31, 2000 and 1999, the unpaid balances of retail notes previously sold by the credit operations were $2,123 million and $2,716 million, respectively. The company's maximum exposure under all retail note recourse provisions at October 31, 2000 and 1999 was $174 million and $176 million, respectively. There is no anticipated credit risk related to nonperformance by the counter-parties. The retail notes sold are collateralized by security interests in the related equipment sold to customers. At October 31, 2000 and 1999, worldwide financing receivables administered, which include financing receivables previously sold but still administered, totaled $10,399 million and $9,459 million, respectively.

     Total financing receivable amounts 60 days or more past due were $44 million at October 31, 2000, compared with $35 million at October 31, 1999. These past-due amounts represented .53 percent of the receivables financed at October 31, 2000 and .52 percent at October 31, 1999. The allowance for doubtful financing receivables represented 1.26 percent and 1.36 percent of financing receivables outstanding at October 31, 2000 and 1999, respectively. In addition, at October 31, 2000 and 1999, the company's credit operations had $147 million and $139 million, respectively, of deposits withheld from dealers and merchants available for potential credit losses. An analysis of the allowance for doubtful financing receivables follows in millions of dollars:

------------------------------------------------------------------------------
                                                      2000      1999      1998
------------------------------------------------------------------------------
Balance, beginning of the year...................... $ 93      $ 90      $ 94
Provision charged to operations.....................   64        68        50
Amounts written off.................................  (44)      (44)      (36)
Transfers primarily related to retail note sales....   (7)      (21)      (18)
                                                     ----      ----      ----
Balance, end of the year............................ $106      $ 93      $ 90
                                                     ====      ====      ====
-----------------------------------------------------------------------------

================================================================================
8. Other Receivables
--------------------------------------------------------------------------------
Other receivables at October 31 consisted of the following in millions of dollars:


--------------------------------------------------------------------------------
                                                               2000      1999
--------------------------------------------------------------------------------
Taxes receivable.............................................. $206     $115
Receivables relating to asset backed securitizations..........   89       89
Health care premiums receivable...............................   22       42
Other.........................................................   78       28
                                                               ----     ----
Other receivables............................................. $395     $274
                                                               ====     ====
--------------------------------------------------------------------------------

     The credit operations' receivables related to asset backed securitizations are equal to the present value of payments to be received for retained interests and deposits made with other entities for recourse provisions under the retail note sales agreements.

9. EQUIPMENT ON OPERATING LEASES
================================================================================
Operating leases arise from the leasing of John Deere equipment to retail customers. Initial lease terms generally range from 36 to 60 months. Equipment on operating leases was $1,954 million and $1,655 million at October 31, 2000 and 1999, respectively. The equipment is depreciated on a straight-line basis over the terms of the leases. The accumulated depreciation on this equipment was $480 million and $352 million at October 31, 2000 and 1999, respectively. The corresponding depreciation expense was $280 million in 2000, $205 million in 1999 and $146 million in 1998.

Future payments to be received on operating leases totaled $746 million at October 31, 2000 and are scheduled as follows: 2001 - $324, 2002 - $232, 2003 -
$118, 2004 - $57 and 2005 - $15.

10. INVENTORIES
================================================================================
Most inventories owned by Deere & Company and its United States equipment subsidiaries are valued at cost, on the "last-in, first-out" (LIFO) basis. Remaining inventories are generally valued at the lower of cost, on the "first-in, first-out" (FIFO) basis, or market. The value of gross inventories on the LIFO basis represented 74 percent and 77 percent of worldwide gross inventories at FIFO value on October 31, 2000 and 1999, respectively. If all inventories had been valued on a FIFO basis, estimated inventories by major classification at October 31 in millions of dollars would have been as follows:
--------------------------------------------------------------------------------


----------------------------------------------------------------
                                                2000       1999
----------------------------------------------------------------
Raw materials and supplies................... $  460     $  345
Work-in-process..............................    404        412
Finished machines and parts..................  1,667      1,591
                                              ------     ------
        Total FIFO value.....................  2,531      2,348
Adjustment to LIFO basis.....................    978      1,054
                                              ------     ------
Inventories.................................. $1,553     $1,294
                                              ======     ======

----------------------------------------------------------------

================================================================================
11. PROPERTY AND DEPRECIATION
--------------------------------------------------------------------------------
A summary of property and equipment at October 31 in millions of dollars follows:


--------------------------------------------------------------------------------
                                                              2000       1999
--------------------------------------------------------------------------------
Land                                                        $   58      $   59
Buildings and building equipment.........................    1,166       1,124
Machinery and equipment..................................    2,315       2,318
Dies, patterns, tools, etc...............................      678         682
All other................................................      658         602
Construction in progress.................................      180         105
                                                           -------      ------
        Total at cost....................................    5,055       4,890
Less accumulated depreciation............................    3,143       3,108
                                                            ------      ------
Property and equipment - net.............................   $1,912      $1,782
                                                            ======      ======
--------------------------------------------------------------------------------

     Leased property under capital leases amounting to $11 million and $5 million at October 31, 2000 and 1999, respectively, is included in property and equipment.

     Property and equipment additions in 2000, 1999 and 1998 were $422 million, $309 million and $442 million and depreciation was $292 million, $281 million and $279 million, respectively. Property and equipment expenditures for new and revised products, increased capacity and the replacement or major renewal of significant items of property and equipment are capitalized. Expenditures for maintenance, repairs and minor renewals are generally charged to expense as incurred. Most of the company's property and equipment is depreciated using the straight-line method for financial accounting purposes. Depreciation for United States federal income tax purposes is computed using accelerated depreciation methods.

     The cost of compliance with foreseeable environmental requirements has been accrued and did not have a material effect on the company's financial position or results of operations.

12. INTANGIBLE ASSETS
--------------------------------------------------------------------------------
Net intangible assets totaled $652 million and $295 million at October 31, 2000 and 1999, respectively. The balance at October 31, 2000 consisted primarily of unamortized goodwill, which resulted from the purchase cost of assets acquired exceeding their fair value, and an intangible asset of $21 million related to the additional minimum pension liability required by FASB Statement No. 87.

     Intangible assets, excluding the intangible pension asset, are being amortized over 30 years or less on the straight-line basis, and the accumulated amortization was $125 million and $89 million at October 31, 2000 and 1999, respectively. The intangible pension asset is remeasured and adjusted annually. The unamortized goodwill is reviewed periodically for potential impairment.


13. SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
Short-term borrowings at October 31 consisted of the following in millions of dollars:


----------------------------------------------------------------------------
                                                              2000      1999
----------------------------------------------------------------------------
Equipment Operations
Commercial paper..........................................  $  712     $  316
Notes payable to banks....................................     143        121
Long-term borrowings due within one year..................      73        205
                                                            ------     ------
        Total.............................................     928        642
                                                            ------     ------
Financial Services
Commercial paper..........................................   3,016      1,699
Notes payable to banks....................................       7          9
Long-term borrowings due within one year..................   1,808      2,138
                                                            ------     ------
        Total.............................................   4,831      3,846
                                                            ------     ------
Short-term borrowings.....................................  $5,759     $4,488
                                                            ======     ======
--------------------------------------------------------------------------------

     The weighted-average interest rates on total short-term borrowings, excluding current maturities of long-term borrowings, at October 31, 2000 and 1999 were 6.2 percent and 5.3 percent, respectively. All of the Financial Services' short-term borrowings represent obligations of the credit subsidiaries.

     Unsecured lines of credit available from United States and foreign banks were $5,197 million at October 31, 2000. Some of these credit lines are available to both the Equipment Operations and certain credit subsidiaries. At October 31, 2000, $1,303 million of the worldwide lines of credit were unused. For the purpose of computing the unused credit lines, commercial paper and short-term bank borrowings, excluding the current maturities of long-term borrowings, were considered to constitute utilization.

     Included in the above lines of credit is a long-term committed credit agreement expiring in February 2005 for $2,338 million. The agreement is mutually extendable and the annual facility fee is not significant. The credit agreement has various requirements of John Deere Capital Corporation, including the maintenance of its consolidated ratio of earnings to fixed charges at not less than 1.05 to 1 for each fiscal quarter and the ratio of senior debt to total stockholder's equity plus subordinated debt at not more than 8 to 1 at the end of any fiscal quarter. The credit agreement also contains a provision requiring Deere & Company to maintain consolidated tangible net worth of $500 million according to accounting principles generally accepted in the United States of America in effect at October 31, 1998. Under this provision, $3,150 million of the company's retained earnings balance was free of restriction at October 31, 2000.

     Deere & Company has a contractual agreement to conduct business with the John Deere Capital Corporation on such terms that the Capital Corporation will continue to satisfy the ratio requirement discussed above for earnings to fixed charges, the Capital Corporation's tangible net worth will be maintained at not less than $50 million and Deere & Company will continue to own at least 51 percent of Capital Corporation's voting capital stock. These arrangements are not intended to make Deere & Company responsible for the payment of obligations of this credit subsidiary.

================================================================================
14. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
================================================================================
Accounts payable and accrued expenses at October 31 consisted of the following in millions of dollars:

--------------------------------------------------------------------------------
                                                     2000            1999
--------------------------------------------------------------------------------
Equipment Operations
Accounts payable:
  Trade payables................................... $1,061          $  804
  Dividends payable................................     52              51
  Other............................................     46              42
Accrued expenses:
  Employee benefits................................    306             226
  Dealer commissions...............................    202             173
  Other............................................    694             596
                                                    ------          ------
    Total..........................................  2,361           1,892
                                                    ------          ------
Financial Services
Accounts payable:
  Deposits withheld from dealers and merchants.....    147             139
  Other............................................    234             233
Accrued expenses:
  Interest payable.................................     61              39
  Other............................................    173             130
                                                    ------          ------
    Total..........................................    615             541
                                                    ------          ------
Accounts payable and accrued expenses.............. $2,976          $2,433
                                                    ======          ======
--------------------------------------------------------------------------------

15. LONG-TERM BORROWINGS
================================================================================
Long-term borrowings at October 31 consisted of the following in millions of dollars:

--------------------------------------------------------------------------------
                                                     2000            1999
--------------------------------------------------------------------------------
Equipment Operations
Notes and debentures:
  Medium-term notes due 2002 -- 2006:
    Average interest rate of 7.5% as of year end
    2000 and 8.0% as of year end 1999.............. $  115          $  181
  6.55% notes due 2004.............................    250             250
  7.85% debentures due 2010........................    500
  8.95% debentures due 2019........................    200             200
  8-1/2% debentures due 2022.......................    200             200
  6.55% debentures due 2028........................    200             200
  8.10% debentures due 2030........................    250
  Other notes......................................      2               5
                                                    ------          ------
    Total.......................................... $1,717          $1,036
                                                    ------          ------
--------------------------------------------------------------------------------

(continued)

--------------------------------------------------------------------------------
                                                     2000             1999
--------------------------------------------------------------------------------
Financial Services
Notes and debentures:
  Medium-term notes due 2001 -- 2007:
    Average interest rate of 7.4% as of year end
    2000 and 6.1% as of year end 1999.............. $1,992          $1,373
  5.85% notes due 2001.............................                    200
  5.35% notes due 2001.............................                    200
  7% notes due 2002: Swapped to variable interest
    rate of 7.1% as of year end 2000 and 6.5% as
    of year end 1999...............................    300             300
  6.125% U.S. dollar notes due 2003: Swapped
    to Canadian dollars and a variable interest
    rate of 6.1% as of year end 2000 and
    5.1% as of year end 1999.......................    142             147
  Other notes due up to 2008:
    Average rate of 7.8% as of year end 2000 and
    7.2% as of year end 1999.......................    163             100
  6% notes due 2009: Swapped to variable interest
    rate of 6.9% as of year end 2000 and 5.5% as
    of year end 1999...............................    300             300
                                                    ------          ------
    Total notes and debentures.....................  2,897           2,620
Subordinated debt:
  8-5/8% subordinated debentures due 2019..........    150             150
                                                    ------          ------
    Total..........................................  3,047           2,770
                                                    ------          ------
Long-term borrowings............................... $4,764          $3,806
                                                    ======          ======
--------------------------------------------------------------------------------

     All of the Financial Services' long-term borrowings represent obligations of the credit subsidiaries.

     The approximate amounts of the Equipment Operations' long-term borrowings maturing and sinking fund payments required in each of the next five years in millions of dollars are as follows: 2001 -- $73, 2002 -- $72, 2003 -- $2,
2004 -- $251 and 2005 -- $25. The approximate amounts of the credit subsidiaries' long-term borrowings maturing and sinking fund payments required in each of the next five years in millions of dollars are as follows:
2001 -- $1,808, 2002 -- $1,700, 2003 -- $727, 2004 -- $54 and 2005 -- $11.

16. LEASES
================================================================================
At October 31, 2000, future minimum lease payments under capital leases totaled $8 million. Total rental expense for operating leases was $73 million in 2000, 1999 and 1998. At October 31, 2000, future minimum lease payments under operating leases amounted to $183 million as follows: 2001 -- $54, 2002 -- $38, 2003 -- $24, 2004 -- $31, 2005 -- $14 and later years $22.

17. COMMITMENTS AND CONTINGENT LIABILITIES
================================================================================
On October 31, 2000, the company's maximum exposure under all credit receivable recourse provisions was $174 million for retail notes sold by the Financial Services subsidiaries. Also, at October 31, 2000, the company had commitments of approximately $123 million for construction and acquisition of property and equipment.

     The company is subject to various unresolved legal actions which arise in the normal course of its business, the most prevalent of which relate to product liability, retail credit, software licensing, patent and trademark matters. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, the company believes these unresolved legal actions will not have a material effect on its financial position or results of operations.

================================================================================
18. CAPITAL STOCK
================================================================================
Changes in the common stock account in 1998, 1999 and 2000 in millions were as follows:

--------------------------------------------------------------------------------
                                                        Number of
                                                      Shares Issued  Amount
--------------------------------------------------------------------------------
Balance at October 31, 1997..............................  263.8     $1,779
Other....................................................     .1         11
                                                           -----     ------
Balance at October 31, 1998..............................  263.9      1,790
Acquisition of a business................................    1.5         49
Other....................................................     .4         11
                                                           -----     ------
Balance at October 31, 1999..............................  265.8      1,850
Acquisitions of businesses...............................     .2         10
Other....................................................                 4
                                                           -----     ------
Balance at October 31, 2000..............................  266.0     $1,864
                                                           =====     ======
--------------------------------------------------------------------------------

     The number of common shares the company is authorized to issue is 600 million and the number of authorized preferred shares, none of which has been issued, is 9 million.

     The company has previously announced it would repurchase up to $1,500 million of Deere & Company common stock. The stock repurchased under the program to date totals $1,308 million. No purchases related to the repurchase program were made in 2000.

     A reconciliation of basic and diluted net income per share follows in millions, except per share amounts:

--------------------------------------------------------------------------------
                                                   2000     1999      1998
--------------------------------------------------------------------------------
Net income......................................  $485.5   $239.2   $1,021.4
Average shares outstanding......................   234.3    232.9      243.3
Basic net income per share......................  $ 2.07   $ 1.03   $   4.20
                                                  ======   ======   ========
Average shares outstanding......................   234.3    232.9      243.3
Effect of dilutive securities:
  Stock options.................................     1.7      1.5        2.1
  Other.........................................                          .3
                                                  ------   ------   --------
    Total potential shares outstanding..........   236.0    234.4      245.7
                                                  ======   ======   ========
Diluted net income per share....................  $ 2.06   $ 1.02   $   4.16
                                                  ======   ======   ========
--------------------------------------------------------------------------------

     Stock options to purchase 2.9 million shares, 4.2 million shares and .5 million shares during 2000, 1999 and 1998, respectively, were outstanding, but not included in the preceding diluted per share computation because the options' exercise prices were greater than the average market price of the company's common stock during the related periods.

19. STOCK OPTION AND RESTRICTED STOCK AWARDS
================================================================================
The company issues stock options and restricted stock to key employees under plans approved by stockholders. Restricted stock is also issued to nonemployee directors. Options are generally awarded with the exercise price equal to the market price and become exercisable in one to three years after grant. Certain other options have been awarded with the exercise prices greater than the market price and become exercisable in one year or longer after grant, depending on the achievement of company performance goals. Options generally expire 10 years after the date of grant. According to these plans at October 31, 2000, the company is authorized to grant stock options and restricted stock for an additional 15.1 million shares.

     The company has retained the intrinsic value method of accounting for its plans in accordance with APB Opinion No. 25, and no compensation expense for stock options was recognized under this method. For disclosure purposes only under FASB Statement No. 123, Accounting for Stock Based Compensation, the Black-Scholes option pricing model was used to calculate the "fair values" of stock options on the date the options were awarded. Based on this model, the weighted-average fair values of stock options awarded during 2000, 1999 and 1998 with the exercise price equal to the market price were $12.06, $7.96 and $19.84 per option, respectively, and those awarded during 1999 and 1998 with the exercise price greater than the market price were $4.26 and $14.81 per option, respectively.

     Pro forma net income and earnings per share, as if the fair value method in FASB Statement No. 123 had been used to account for stock-based compensation, and the assumptions used are as follow:

--------------------------------------------------------------------------------
                                                2000       1999       1998
--------------------------------------------------------------------------------
Net income (in millions)
  As reported.............................   $     486  $     239  $   1,021
  Pro forma...............................   $     446  $     216  $     997
Net income per share
  As reported - basic.....................   $    2.07  $    1.03  $    4.20
  Pro forma - basic.......................   $    1.91  $     .93  $    4.10
  As reported - diluted...................   $    2.06  $    1.02  $    4.16
  Pro forma - diluted.....................   $    1.89  $     .92  $    4.06
Black-Scholes assumptions*
  Risk-free interest rate.................        6.2%       4.6%       5.8%
  Dividend yield..........................        2.1%       2.7%       1.6%
  Stock volatility........................       30.4%      27.9%      34.7%
  Expected option life....................   4.5 years  5.0 years  5.3 years

*Weighted-averages
--------------------------------------------------------------------------------

================================================================================
     During the last three fiscal years, changes in shares under option in millions were as follows:

--------------------------------------------------------------------------------
                                2000             1999               1998
                          ----------------  ----------------  ----------------
                                  Exercise          Exercise          Exercise
                          Shares   Price*   Shares   Price*   Shares   Price*
--------------------------------------------------------------------------------
Outstanding at
 beginning of year.......  11.9    $38.59     7.6    $39.95     6.2    $30.90
Granted - at market......   5.5     41.29     3.9     32.75     1.7     56.50
Granted - at premium.....                      .7     50.97      .5     82.19
Exercised................   (.6)    28.75     (.2)    21.35     (.7)    29.55
Expired or forfeited.....   (.1)    42.50     (.1)    40.62     (.1)    48.67
                           ----              ----              ----
Outstanding at
 end of year.............  16.7     39.77    11.9     38.59     7.6     39.95
Exercisable at
 end of year.............  10.1     36.14     6.8     37.36     3.8     30.52

 *Weighted-averages
--------------------------------------------------------------------------------

     Options outstanding and exercisable in millions at October 31, 2000 were as follows:

--------------------------------------------------------------------------------
                                  Options Outstanding       Options Exercisable
                             -----------------------------  -------------------
                                      Remaining
Range of                             Contractual  Exercise            Exercise
Exercise Prices              Shares  Life (yrs)*   Price*     Shares   Price*
--------------------------------------------------------------------------------
$13.63 - $23.56.............   1.4      3.27       $19.91      1.4     $19.91
$28.39 - $34.19.............   5.6      6.70        32.52      5.6      32.52
$35.00 - $47.36.............   6.8      8.48        41.53      1.5      42.43
$50.97 - $56.50.............   2.4      7.39        54.78      1.6      56.50
$82.19......................    .5      7.08        82.19
                              ----                            ----
Total.......................  16.7                            10.1

 *Weighted-averages
--------------------------------------------------------------------------------

     In 2000, 1999, and 1998, the company granted 53,956, 703,914 and 33,239 shares of restricted stock with weighted-average fair values of $37.55, $32.85 and $55.60 per share, respectively. The total compensation expense for the restricted stock plans, which are being amortized over the restricted periods, was $9 million, $10 million and $2 million in 2000, 1999 and 1998, respectively.

20. EMPLOYEE STOCK PURCHASE AND SAVINGS PLANS
================================================================================
The company maintains the following significant plans for eligible United States employees:

   John Deere Savings and Investment Plan, for salaried employees
   John Deere Stock Purchase Plan, for salaried employees
   John Deere Tax Deferred Savings Plan, for hourly and incentive paid employees

     Company contributions under these plans were $27 million in 2000, $51 million in 1999 and $45 million in 1998.

21. OTHER COMPREHENSIVE INCOME ITEMS
================================================================================
Other comprehensive income items under FASB Statement No. 130 are transactions recorded in stockholders' equity during the year, excluding net income and transactions with stockholders. Following are the items included in other comprehensive income (loss) and the related tax effects in millions of dollars:

--------------------------------------------------------------------------------
                                                    Before     Tax       After
                                                     Tax    (Expense)     Tax
                                                    Amount   Credit      Amount
--------------------------------------------------------------------------------
1998
Minimum pension liability adjustment..............  $  (8)     $ 3       $  (5)
                                                    -----      ---       -----
Cumulative translation adjustment.................    (21)      (3)        (24)
                                                    -----      ---       -----
Unrealized gain on marketable securities:
  Holding gain....................................     11       (4)          7
  Reclassification of realized gain
    to net income.................................     (7)       3          (4)
                                                    -----      ---       -----

  Net unrealized gain.............................      4       (1)          3
                                                    -----      ---       -----
Total other comprehensive loss....................  $ (25)     $(1)      $ (26)
                                                    =====      ===       =====
--------------------------------------------------------------------------------
1999
Cumulative translation adjustment.................  $ (24)     $(3)      $ (27)
                                                    -----      ---       -----
Unrealized loss on marketable securities:
  Holding loss....................................    (28)      10         (18)
  Reclassification of realized gain
    to net income.................................     (1)                  (1)
                                                    -----      ---       -----

  Net unrealized loss.............................    (29)      10         (19)
                                                    -----      ---       -----
Total other comprehensive loss....................  $ (53)     $ 7       $ (46)
                                                    =====      ===       =====
--------------------------------------------------------------------------------
2000
Minimum pension liability adjustment..............  $  16      $(5)      $  11
                                                    -----      ---       -----
Cumulative translation adjustment.................   (108)      (7)       (115)
                                                    -----      ---       -----
Unrealized loss on marketable securities:
  Holding loss....................................     (1)                  (1)
  Reclassification of realized gain
    to net income.................................     (7)       3          (4)
                                                    -----      ---       -----
  Net unrealized loss.............................     (8)       3          (5)
                                                    -----      ---       -----
Total other comprehensive loss....................  $(100)     $(9)      $(109)
                                                    =====      ===       =====
--------------------------------------------------------------------------------

22. FINANCIAL INSTRUMENTS
================================================================================
The fair values of financial instruments which do not approximate the carrying values in the financial statements at October 31 in millions of dollars follow:

--------------------------------------------------------------------------------
                                                   2000              1999
                                             ----------------  ----------------
                                             Carrying   Fair   Carrying   Fair
                                               Value    Value    Value    Value
--------------------------------------------------------------------------------
Financing receivables........................ $8,276   $8,254   $6,743   $6,702
                                              ======   ======   ======   ======
Long-term borrowings and related swaps:
  Equipment Operations borrowings............ $1,717   $1,722   $1,036   $1,045
  Financial Services borrowings..............  3,055    3,036    2,773    2,748
    Interest rate and
    foreign currency swaps...................     (8)      19       (3)      19
                                              ------   ------   ------   ------
    Total.................................... $4,764   $4,777   $3,806   $3,812
                                              ======   ======   ======   ======
--------------------------------------------------------------------------------

================================================================================
Fair Value Estimates

Fair values of the long-term financing receivables with fixed rates were based on the discounted values of their related cash flows at current market interest rates. The fair values of the remaining financing receivables approximated the carrying amounts.

     Fair values of long-term borrowings with fixed rates were based on the discounted values of their related cash flows at current market interest rates. Certain long-term borrowings of the credit operations have been swapped to current variable interest rates. Fair values of these swaps were also based on discounted values of their related cash flows at current market interest rates.

     Fair values and carrying values of the company's other interest rate swaps associated with short-term borrowings, foreign exchange forward contracts and options were not material.

Derivatives

The company enters into derivative transactions only to manage exposures arising in the normal course of business, and not for the purpose of creating speculative positions or trading. The following notional or contract amounts do not represent amounts exchanged by the parties and, therefore, are not representative of the company's risk. The net amounts exchanged are calculated on the basis of the notional amounts and other terms of the derivatives such as interest rates and exchange rates, and represent only a small portion of the notional amounts. The credit and market risks under these agreements are not considered to be significant since the counterparties have high credit ratings and the fair values and carrying values are not material.

Interest Rate Swaps

The company's credit operations enter into interest rate swap agreements related to their borrowings and certain asset backed securitizations. These swaps are utilized to more closely match the type of interest rates of the borrowings to those of the assets being funded or to manage interest rate exposures from securitizations. The differential to be paid or received on all swap agreements is accrued as interest rates change and is recognized over the lives of the agreements in interest expense. The fair value adjustments for swap agreements related to securitizations are recognized in other income.

     At October 31, 2000 and 1999, the total notional principal amounts of interest rate swap agreements related to short-term borrowings were $1,915 million and $1,037 million, having rates of 4.9 to 7.5 percent and 4.7 to 6.8 percent, terminating in up to 64 months and 59 months, respectively.

     The credit operations have entered into interest rate swap agreements with independent parties that change the effective rate of interest on certain long-term borrowings. The table in Note 15 reflects the effective year-end variable interest rates relating to these swap agreements. The notional principal amounts and maturity dates of these swap agreements are the same as the principal amounts and maturities of the related borrowings. The credit operations also have interest rate swap agreements associated with medium-term notes. The table in Note 15 reflects the interest rates relating to these swap agreements. At October 31, 2000 and 1999, the total notional principal amounts of these swap agreements were $1,255 million and $540 million, terminating in up to 100 months and 92 months, respectively.

     At October 31, 2000 and 1999, the total notional principal amounts of interest rate swap agreements related to asset backed securitizations were $210 million and $361 million, having rates of 4.8 to 5.4 percent and 4.7 to 5.9 percent, terminating in up to 56 months and 68 months, respectively.

Foreign Exchange Forward Contracts, Swaps and Options

The company has entered into foreign exchange forward contracts, swaps and purchased options in order to manage the currency exposure of certain receivables, liabilities and expected inventory purchases. The foreign exchange forward contract and swap gains or losses are accrued as foreign exchange rates change for contracts related to receivables and liabilities or deferred until expiration of the contract for future commitments. The contract gains or losses and premiums are recognized in other operating expenses, cost of sales or interest expense, and the premiums are either amortized or deferred over the terms of the contracts depending on the related items. Premiums and gains on the options related to future inventory purchases are deferred and recognized in cost of sales. At October 31, 2000 and 1999, the company had foreign exchange forward contracts of $1,024 million and $778 million maturing in up to 7 months and 19 months, respectively, and foreign currency swap agreements for $174 million and $147 million maturing in up to 31 months and 43 months, respectively. At October 31, 2000 and 1999, the company had purchased options for $202 million and $131 million maturing in up to 14 months and 23 months, respectively. The total deferred gains or losses on these foreign exchange options were not material at October 31, 2000 and 1999.

23. CASH FLOW INFORMATION
================================================================================
For purposes of the statement of consolidated cash flows, the company considers investments with original maturities of three months or less to be cash equivalents. Substantially all of the company's short-term borrowings mature within three months or less.

     Cash payments for interest and income taxes consisted of the following in millions of dollars:

--------------------------------------------------------------------------------
                                                        2000     1999     1998
--------------------------------------------------------------------------------
Interest:
  Equipment Operations................................. $152     $151     $126
  Financial Services...................................  489      428      414
  Intercompany eliminations............................  (23)     (15)     (11)
                                                        ----     ----     ----
Consolidated........................................... $618     $564     $529
                                                        ====     ====     ====
Income taxes:
  Equipment Operations................................. $393     $135     $449
  Financial Services...................................   77       55       80
  Intercompany eliminations............................  (57)     (43)     (63)
                                                        ----     ----     ----
Consolidated........................................... $413     $147     $466
                                                        ====     ====     ====
--------------------------------------------------------------------------------

================================================================================
24. SEGMENT AND GEOGRAPHIC AREA DATA FOR THE YEARS ENDED OCTOBER 31, 2000, 1999 AND 1998
================================================================================
The company's operations are organized and reported in four major business segments described as follows.

     The company's worldwide agricultural equipment segment manufactures and distributes a full line of farm equipment -- including tractors; combine, cotton and sugarcane harvesters; tillage, seeding and soil preparation machinery; sprayers; hay and forage equipment; materials handling equipment; and integrated precision farming technology.

     The company's worldwide commercial and consumer equipment segment manufactures and distributes equipment for commercial and residential uses -- including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; snowblowers; handheld products such as chain saws, string trimmers and leaf blowers; skid-steer loaders; utility vehicles; and other outdoor power products.

     The company's worldwide construction equipment segment manufactures and distributes a broad range of machines used in construction, earthmoving, material handling and timber harvesting -- including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; motor graders; articulated dump trucks; forklifts; landscape loaders; and log skidders, feller bunchers, loaders, forwarders, harvesters and related attachments.

     The products produced by the equipment segments are marketed primarily through independent retail dealer networks and major retail outlets.

     The company's credit segment primarily finances sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction equipment and sales by non-Deere dealers of recreational products. In addition, it provides wholesale financing to dealers of the foregoing equipment, provides operating loans and finances retail revolving charge accounts.

     Certain operations do not meet the materiality threshold of FASB Statement No. 131 and have been grouped together as "Other" segments. These include special technologies, health care and the insurance operations which were sold in 1999.

     Corporate assets are primarily the Equipment Operations' prepaid pension costs, deferred income tax assets, other receivables and cash and short-term investments as disclosed in the financial statements, net of certain minor intercompany eliminations.

     Because of integrated manufacturing operations and common administrative and marketing support, a substantial number of allocations must be made to determine operating segment and geographic area data. Intersegment sales and revenues represent sales of components and finance charges which are generally based on market prices. Overseas operations are defined to include all activities of divisions, subsidiaries and affiliated companies conducted outside the United States and Canada.

     Information relating to operations by operating segment in millions of dollars follows with related comments included in Management's Discussion and Analysis. In addition to the following unaffiliated sales and revenues by segment, intersegment sales and revenues in 2000, 1999, and 1998 were as follows: agricultural equipment net sales of $94 million, $106 million and $132 million and credit revenues of $4 million, $1 million and $2 million, respectively.

------------------------------------------------------------------------------
OPERATING SEGMENTS                                  2000      1999      1998
------------------------------------------------------------------------------
Net sales and revenues
Unaffiliated customers:
  Agricultural equipment net sales................ $ 5,934   $ 5,138   $ 7,463
  Commercial and consumer equipment
    net sales.....................................   2,966     2,648     2,182
  Construction equipment net sales................   2,203     1,880     2,281
  Other net sales.................................      66        35
                                                   -------   -------   -------
    Total net sales...............................  11,169     9,701    11,926
Credit revenues...................................   1,323     1,136       971
Other revenues....................................     645       914       925
                                                   -------   -------   -------
Total............................................. $13,137   $11,751   $13,822
                                                   =======   =======   =======
------------------------------------------------------------------------------
Operating profit (loss)
Agricultural equipment*........................... $   400   $   (51)  $   941
Commercial and consumer equipment.................     159       213       213
Construction equipment............................     191       149       326
Credit**..........................................     254       274       256
Other**...........................................     (39)      (33)       11
                                                   -------   -------   -------
  Total operating profit..........................     965       552     1,747
                                                   -------   -------   -------
Interest income...................................      40        24        13
Investment income.................................       8         1
Interest expense..................................    (182)     (161)     (126)
Foreign exchange loss.............................      (8)       (7)      (24)
Corporate expenses - net..........................     (43)      (35)      (35)
Income taxes......................................    (294)     (135)     (554)
                                                   -------   -------   -------
  Total...........................................    (479)     (313)     (726)
                                                   -------   -------   -------
Net income........................................ $   486   $   239   $ 1,021
                                                   =======   =======   =======

*  Includes $68 million of early-retirement costs in 1999.
** Operating profit of the credit business segment includes the effect of interest expense, which is the largest element of its operating costs. Operating profit of the "other" category includes health care and insurance investment income.

------------------------------------------------------------------------------
Interest income
Agricultural equipment............................ $    39   $    51   $    43
Commercial and consumer equipment.................      11         8         8
Construction equipment............................       8         9        11
Credit............................................     791       685       697
Corporate.........................................      40        24        13
Intercompany......................................     (23)      (15)      (11)
                                                   -------   -------   -------
  Total........................................... $   866   $   762   $   761
                                                   =======   =======   =======
------------------------------------------------------------------------------
Interest expense
Agricultural equipment............................ $     1   $     1   $     2
Credit............................................     515       408       400
Other.............................................       2         2         2
Corporate.........................................     182       161       126
Intercompany......................................     (23)      (15)      (11)
                                                   -------   -------   -------
  Total........................................... $   677   $   557   $   519
                                                   =======   =======   =======
------------------------------------------------------------------------------

================================================================================

--------------------------------------------------------------------------------
OPERATING SEGMENTS                             2000        1999        1998
--------------------------------------------------------------------------------
Depreciation* and amortization
  expense
Agricultural equipment....................... $   199     $   193     $   214
Commercial and consumer equipment............      75          71          57
Construction equipment.......................      60          46          52
Credit.......................................     283         208         129
Other........................................      31          24          11
                                              -------     -------     -------
  Total...................................... $   648     $   542     $   463
                                              =======     =======     =======
* Includes depreciation for equipment on operating leases.
--------------------------------------------------------------------------------
Equity in income (loss) of
  unconsolidated affiliates
Agricultural equipment....................... $    (5)    $     2     $     2
Commercial and consumer equipment............                               1
Construction equipment.......................       6          10          15
Credit.......................................       1
Other........................................                  (3)         (3)
                                              -------     -------     -------
  Total...................................... $     2     $     9     $    15
                                              =======     =======     =======
--------------------------------------------------------------------------------
Identifiable assets
Agricultural equipment....................... $ 4,082     $ 4,244     $ 5,324
Commercial and consumer equipment............   2,216       1,948       1,574
Construction equipment.......................   1,522         757         950
Credit.......................................  10,675       8,658       7,674
Other........................................     338         327       1,236
Corporate....................................   1,636       1,644       1,244
                                              -------     -------     -------
  Total...................................... $20,469     $17,578     $18,002
                                              =======     =======     =======
--------------------------------------------------------------------------------
Capital additions
Agricultural equipment....................... $   214     $   170     $   261
Commercial and consumer equipment............     135          80          97
Construction equipment.......................      53          42          71
Credit.......................................      10           5           9
Other........................................      10          12           4
                                              -------     -------     -------
  Total...................................... $   422     $   309     $   442
                                              =======     =======     =======
--------------------------------------------------------------------------------
Investment in unconsolidated
  affiliates
Agricultural equipment....................... $    26     $    23     $    57
Commercial and consumer equipment............       2           2           1
Construction equipment.......................     153         116          92
Credit.......................................      10           9          20
Other........................................                   2           2
                                              -------     -------     -------
  Total...................................... $   191     $   152     $   172
                                              =======     =======     =======
--------------------------------------------------------------------------------

     The company views and has historically disclosed its operations as consisting of two geographic areas, the United States and Canada, and overseas, shown below in millions of dollars. Operating income for these areas has been disclosed in addition to the requirements under FASB Statement No. 131. No individual foreign country's net sales and revenues were material for disclosure purposes. The percentages shown in the captions for net sales and revenues indicate the approximate proportion of each amount that relates to the United States only. The percentages are based upon a three-year average for 2000, 1999 and 1998.

--------------------------------------------------------------------------------
GEOGRAPHIC AREAS                               2000        1999        1998
--------------------------------------------------------------------------------
Net sales and revenues
Unaffiliated customers:
  United States and Canada:
    Equipment operations net sales (92%)..... $ 8,272     $ 7,023     $ 8,877
    Financial Services revenues (91%)........   1,731       1,873       1,737
                                              -------     -------     -------
    Total....................................  10,003       8,896      10,614
                                              -------     -------     -------
  Overseas:
    Equipment operations net sales...........   2,897       2,678       3,049
    Financial Services revenues*.............      79          40
                                              -------     -------     -------
      Total..................................   2,976       2,718       3,049
                                              -------     -------     -------
Other revenues...............................     158         137         159
                                              -------     -------     -------
Total........................................ $13,137     $11,751     $13,822
                                              =======     =======     =======
*Overseas Financial Services were not significant in 1998.
--------------------------------------------------------------------------------
Operating profit
  United States and Canada:
    Equipment operations..................... $   529     $    48     $ 1,177
    Financial Services.......................     265         277         271
                                              -------     -------     -------
      Total..................................     794         325       1,448
                                              -------     -------     -------
  Overseas:
    Equipment operations.....................     164         224         299
    Financial Services*......................       7           3
                                              -------     -------     -------
      Total..................................     171         227         299
                                              -------     -------     -------
Total........................................ $   965     $   552     $ 1,747
                                              =======     =======     =======
*Overseas Financial Services were not significant in 1998.
--------------------------------------------------------------------------------
Property and equipment
United States................................ $ 1,322     $ 1,267     $ 1,253
Mexico.......................................     197         194         176
Germany......................................     121         137         156
Other countries..............................     272         184         115
                                              -------     -------     -------
   Total..................................... $ 1,912     $ 1,782     $ 1,700
                                              =======     =======     =======
--------------------------------------------------------------------------------

25. SUPPLEMENTAL INFORMATION (UNAUDITED)
================================================================================
Quarterly information with respect to net sales and revenues and earnings is shown in the following schedule. Such information is shown in millions of dollars except for per share amounts.

--------------------------------------------------------------------------------
                                             First   Second    Third   Fourth
                                            Quarter  Quarter  Quarter  Quarter
--------------------------------------------------------------------------------
2000
Net sales and revenues...................... $2,339   $3,790   $3,632   $3,376
Income before income taxes..................     60      353      270       95
Net income..................................     38      204      173       71
Net income per share - basic................    .16      .87      .74      .30
Net income per share - diluted..............    .16      .87      .72      .30
Dividends declared per share................    .22      .22      .22      .22
Dividends paid per share....................    .22      .22      .22      .22
--------------------------------------------------------------------------------

(continued)

================================================================================

--------------------------------------------------------------------------------
                                             First   Second    Third   Fourth
                                            Quarter  Quarter  Quarter  Quarter
--------------------------------------------------------------------------------
1999
Net sales and revenues...................... $2,459   $3,468   $3,036   $2,788
Income (loss) before income taxes...........     76      231      125      (67)
Net income (loss)...........................     50      150       69      (30)
Net income (loss) per share - basic.........    .21      .65      .30     (.13)
Net income (loss) per share - diluted.......    .21      .65      .29     (.13)
Dividends declared per share................    .22      .22      .22      .22
Dividends paid per share....................    .22      .22      .22      .22
--------------------------------------------------------------------------------

     Common stock per share sales prices from New York Stock Exchange composite transactions quotations follow:

--------------------------------------------------------------------------------
                                             First   Second    Third   Fourth
                                            Quarter  Quarter  Quarter  Quarter
--------------------------------------------------------------------------------
2000 Market price
High........................................ $48.31   $44.63   $49.63   $38.94
Low......................................... $35.38   $30.31   $36.31   $30.69
1999 Market price
High........................................ $40.19   $45.94   $45.25   $43.44
Low......................................... $29.44   $31.56   $35.13   $35.13
--------------------------------------------------------------------------------

     At October 31, 2000, there were 33,241 holders of record of the company's $1 par value common stock and 10 holders of record of the company's 5-1/2% convertible subordinated debentures due 2001.

Dividend

A quarterly cash dividend of $.22 per share was declared at the board of directors' meeting held on December 6, 2000, payable on February 1, 2001.

FINANCIAL INSTRUMENT RISK INFORMATION (UNAUDITED)
Sensitivity Analysis

The following is a sensitivity analysis for the company's derivatives and other financial instruments which have interest rate risk. These instruments are held for other than trading purposes. The gains or losses in the following table represent the changes in the financial instruments' fair values which would be caused by decreasing the interest rates by 10 percent of the current market rates at October 31, 2000 and 1999. The fair values were determined based on the discounted values of their related cash flows. The gains or losses in fair values would have been as follows in millions of dollars:

--------------------------------------------------------------------------------
                                                                 Fair Value
                                                               Gains (Losses)
                                                              ---------------
                                                              2000       1999
--------------------------------------------------------------------------------
Marketable securities........................................ $  2       $ 10
Financing receivables........................................   52         40

Long-term borrowings and related swaps:
  Equipment Operations borrowings............................  (79)       (48)
  Financial Services borrowings..............................  (32)       (39)
    Interest rate and
    foreign currency swaps...................................   14         23
                                                              ----       ----
    Total.................................................... $(43)      $(14)
                                                              ====       ====
--------------------------------------------------------------------------------

Tabular Information

The following foreign exchange forward contracts were held by the company related to certain currency exposures. Substantially all contracts have maturity dates of less than one year. The notional amounts and fair values in millions of dollars follow:

--------------------------------------------------------------------------------
                                               Average              Fair Value
                                             Contractual  Notional     Gains
                                                Rate*      Amount    (Losses)
--------------------------------------------------------------------------------
October 31, 2000
Buy US$ / Sell Canadian dollar................  1.5011     $  153      $ 2.4
Buy Deutsche Mark / Sell US$..................  2.3367        145        (.9)
Buy US$ / Sell Euro...........................  1.1651        137        4.1
Buy US$ / Sell Swedish Krona..................  9.6095        123        7.4
Buy US$ / Sell British Pound..................   .6873        119        1.5
Buy US$ / Sell Australian dollar..............  1.8043        118        6.8
Buy US$ / Sell Deutsche Mark..................  2.3394         87         .5
Other contracts...............................                142        (.4)
                                                           ------      -----
   Total......................................             $1,024      $21.4
                                                           ======      =====
October 31, 1999
Buy Deutsche Mark / Sell US$..................  1.8513     $  157      $(1.3)
Buy US$ / Sell British Pound..................   .6314        133        1.2
Buy US$ / Sell Brazilian Real.................  1.9633        132         .7
Buy US$ / Sell Deutsche Mark..................  1.8404        120        1.8
Buy US$ / Sell Canadian dollar................  1.4694         76
Buy US$ / Sell Australian dollar..............  1.5475         47        (.4)
Other contracts...............................                113        (.6)
                                                           ------      -----
   Total......................................             $  778      $ 1.4
                                                           ======      =====
*Currency per United States dollar (US$)
--------------------------------------------------------------------------------

     At October 31, 2000 and 1999, the company had $202 million and $131 million of foreign exchange purchased options with a deferred premium of $6 million and $5 million, respectively. The premium is the maximum potential loss on these options, which are related to expected inventory purchases. Additional information on financial instruments including derivatives is presented in Note 22.

Deere & Company
SELECTED FINANCIAL DATA

====================================================================================================================================
(Dollars in millions
except per share amounts)           2000     1999     1998     1997     1996     1995     1994       1993       1992       1991
------------------------------------------------------------------------------------------------------------------------------------
Net sales and revenues..........  $13,137  $11,751  $13,822  $12,791  $11,229  $10,291  $ 8,977    $ 7,696    $ 6,930    $ 7,035

Net sales of equipment..........   11,169    9,701   11,926   11,082    9,640    8,830    7,663      6,479      5,723      5,848

Finance and interest income.....    1,321    1,104    1,007      867      763      660      548        563        616        654

Research and development
  expenses......................      542      458      445      412      370      327      276        270        288        279

Interest expense................      677      557      519      422      402      393      303        369        413        450

Income (loss) before changes in
  accounting....................      486      239    1,021      960      817      706      604        184         37        (20)

Net income (loss)...............      486      239    1,021      960      817      706      604       (921)        37        (20)

------------------------------------------------------------------------------------------------------------------------------------
Income (loss) per share before
  changes in accounting.........  $  2.07  $  1.03  $  4.20  $  3.78  $  3.14  $  2.71  $  2.34    $   .80    $   .16    $  (.09)
Net income (loss) per share
  - basic.......................     2.07     1.03     4.20     3.78     3.14     2.71     2.34      (3.97)       .16       (.09)
Net income (loss) per share
  - diluted.....................     2.06     1.02     4.16     3.74     3.11     2.69     2.32      (3.97)       .16       (.09)
Dividends declared per share....      .88      .88      .88      .80      .80      .75      .68 1/3    .66 2/3    .66 2/3    .66 2/3
Dividends paid per share........      .88      .88      .86      .80      .80      .73 1/3  .66 2/3    .66 2/3    .66 2/3    .66 2/3
Average number of common shares
  outstanding (in thousands)....  234,276  232,874  243,315  253,723  260,547  260,494  258,438    231,874    228,822    228,493

------------------------------------------------------------------------------------------------------------------------------------
Total assets....................  $20,469  $17,578  $18,002  $16,320  $14,653  $13,847  $12,781    $11,467    $11,446    $11,649

Trade accounts and notes
  receivable - net..............    3,169    3,251    4,059    3,334    3,153    3,260    2,939      2,794      2,946      2,958

Financing receivables - net.....    8,276    6,743    6,333    6,405    5,912    5,345    4,502      3,755      4,395      4,754

Equipment on operating leases
  - net.........................    1,954    1,655    1,209      775      430      259      219        195        168        185

Inventories.....................    1,553    1,294    1,287    1,073      829      721      698        464        525        538

Property and equipment - net....    1,912    1,782    1,700    1,524    1,352    1,336    1,314      1,240      1,308      1,235

Short-term borrowings:
    Equipment Operations........      928      642    1,512      171      223      396       54        476        856        881
    Financial Services..........    4,831    3,846    3,810    3,604    2,921    2,744    2,583      1,125      2,224      2,590
                                  -------  -------  -------  -------  -------  -------  -------    -------    -------    -------
        Total...................    5,759    4,488    5,322    3,775    3,144    3,140    2,637      1,601      3,080      3,471

Long-term borrowings:
    Equipment Operations........    1,718    1,036      553      540      626      703    1,019      1,070      1,234      1,018
    Financial Services..........    3,046    2,770    2,239    2,083    1,799    1,473    1,035      1,478      1,239      1,188
                                  -------  -------  -------  -------  -------  -------  -------    -------    -------    -------
        Total...................    4,764    3,806    2,792    2,623    2,425    2,176    2,054      2,548      2,473      2,206

Total stockholders' equity......    4,302    4,094    4,080    4,147    3,557    3,085    2,558      2,085      2,650      2,836

------------------------------------------------------------------------------------------------------------------------------------
Book value per share............  $ 18.34  $ 17.51  $ 17.56  $ 16.57  $ 13.83  $ 11.78  $  9.87    $  8.13    $ 11.58    $ 12.40

Number of employees
  (at year end).................   43,670   38,726   37,002   34,420   33,919   33,375   34,252     33,070     34,852     36,774
====================================================================================================================================

            DIRECTIONS TO THE DEERE & COMPANY ADMINISTRATIVE CENTER
               One John Deere Place, Moline, Illinois 61265-8098
-------------------------------------------------------------------------------

   The annual meeting will be held in the auditorium of the Deere & Company Administrative Center which is located at One John Deere Place, Moline, Illinois. John Deere Place intersects the north side of John Deere Road east of 70th Street, Moline. The entrance to the Administrative Center and parking are on the east side of the building.

From Chicago (or the east)

   Take I-290 (Eisenhower Expressway) west to I-88 West (East-West Tollway) which turns into IL5/John Deere Road. Follow IL5/John Deere Road to John Deere Place. Turn right onto John Deere Place. Follow for about 1/4 mile. Turn left onto the Administrative Center grounds. Follow the signs to parking on the east side of the building.

From Des Moines (or the west)

   Take I-80 east to exit number 298. Exit onto I-74 East. Follow for about 9 1/4 miles to the IL5 East/John Deere Road exit (Exit number 4A). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for about 1/4 mile. Turn left onto the Administrative Center grounds. Follow the signs to parking on the east side of the building.

From Peoria (or the south)

   Take I-74 west to the I-280 West exit. Exit onto I-280 West. Follow for about 10 miles to exit number 18A. Exit onto I-74 West. Follow for about 1/2 mile to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for 1/4 mile. Turn left onto the Administrative Center grounds. Follow the signs to parking on the east side of the building.

                                    [LOGO]

                                                      Printed on Recycled Paper

[LOGO]


Dear Stockholders:

It is a pleasure to invite you to the 2001 Annual Meeting of Stockholders of Deere & Company. The meeting will be held at 10 A.M. on Wednesday, February 28, 2001 at the Deere & Company Administrative Center, at One John Deere Place, Moline, Illinois.

The Notice of the meeting and the Proxy Statement enclosed cover the formal business of the meeting, which includes election of Directors and any other business to properly come before the meeting. The rules of conduct for the meeting include the following:

1. No cameras, sound equipment or recording devices may be brought into the auditorium.

2. There will be a discussion period at the end of the meeting. If you wish to present a question or comment, please wait for an attendant to provide a microphone, then begin by stating your name, indicating the city and state where you reside, and confirming that you are a stockholder.

3. The Chairman is authorized to impose reasonable time limits on the remarks of individual stockholders and has discretion to rule on any matters which arise during the meeting. Personal grievances or claims are not appropriate subjects for the meeting.

4. Voting results announced at the meeting by the Inspectors of Voting are preliminary. Final results will be included in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the second quarter of fiscal 2001.



                            Detach Proxy Card Here
                            |                    |
--------------------------------------------------------------------------------

                                DEERE & COMPANY

                    PROXY-ANNUAL MEETING / 28 FEBRUARY 2001

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 28, 2001.

The undersigned appoints each of Robert W. Lane and Michael A. Harring attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this proxy will be voted as specified and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.


                                             DEERE & COMPANY
                                             P.O. BOX 11012
                                             NEW YORK, N.Y. 10203-0012

[LOGO]                                            VOTE BY TELEPHONE AND INTERNET
                                                  24 HOURS A DAY, 7 DAYS A WEEK

                                   TELEPHONE
                                 800-481-9813

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                   INTERNET
                        http://proxy.shareholder.com/de

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                     MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Make sure the pre-printed address shows through the envelope window. Do not mail additional cards in the return envelope. The return envelopes are mechanically opened and additional cards may be accidentally destroyed.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

--------------------------------------------------------------------------------
If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.
--------------------------------------------------------------------------------

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING!





                                                  ------------------------------

CALL TOLL-FREE TO VOTE . IT'S FAST AND CONVENIENT
                                                        CONTROL NUMBER FOR
                     800-481-9813                TELEPHONE OR INTERNET VOTING
                                                 ------------------------------
                                              PLEASE MARK YOUR CHOICE
     DETACH PROXY CARD HERE IF YOU ARE NOT    LIKE THIS IN BLUE OR BLACK INK [X]
        VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------

     ------
     ------

--------------------------------------------------------------------------------
               The Directors Recommend a Vote FOR all Nominees.
--------------------------------------------------------------------------------

1. Election as Directors

   FOR all nominees listed below  [X]

   WITHHOLD AUTHORITY to vote for all nominees listed below  [X]

   *EXCEPTIONS  [X]

Nominees: 01 - Robert W. Lane, 02 - Antonio Madero B., 03 - John R. Stafford and 04 - John R. Walter.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________
--------------------------------------------------------------------------------

If you request to access future Proxy Statements and Annual Reports electronically and agree to do so, please mark this box. [X]

If you are submitting a change of address and or comments please mark here.  [X]

Date__________________________________________

----------------------------------------------
                 Signature

----------------------------------------------
                 Signature

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)